Exhibit 3.1

Deutsche Übersetzung der	English translation of the

GEÄNDERTEN UND BERICHTIGTEN STATUTEN der Pentair Ltd. (die “Gesellschaft”)	AMENDED AND RESTATED ARTICLES OF ASSOCIATION of Pentair Ltd. (the “Company”)

Artikel 1 Firma, Sitz und Dauer der Gesellschaft	Article 1 Corporate Name, Registered Office and Duration

Unter der Firma Pentair Ltd. (Pentair AG) (Pentair SA) besteht eine Aktiengesellschaft gemäss Art. 620 ff. OR mit Sitz in Schaffhausen, Schweiz. Die Dauer der Gesellschaft ist unbeschränkt.

Under the corporate name

Pentair Ltd.

(Pentair AG)

(Pentair SA)

a corporation exists pursuant to art. 620 et seq. of the Swiss Code of Obligations having its registered office in Schaffhausen, Switzerland. The duration of the Company is unlimited.

Artikel 2 Zweck	Article 2 Purpose

(1) Zweck der Gesellschaft ist der Erwerb, das Halten, die Verwaltung, die Verwertung und der Verkauf, ob direkt oder indirekt, von Beteiligungen an Industrie- und Handelsunternehmen in der Schweiz und im Ausland. Die Gesellschaft kann direkt oder indirekt Liegenschaften, Patente, Schutzmarken, technisches und industrielles Know-How und andere immaterielle Rechte und Immaterialgüterrechte erwerben, halten, bewirtschaften, belasten, verwerten und verkaufen und darf zudem technische und administrative Beratungsdienstleistungen anbieten.	(1) The business purpose of the Company is to acquire, hold, manage, exploit and sell, whether directly or indirectly, participations in industrial and commercial businesses, whether in Switzerland or abroad. The Company may acquire, hold, manage, mortgage, exploit and sell, whether directly or indirectly, real estate, patents, trademarks, technical and industrial know how, and other intangible and intellectual property rights, and may provide technical and administrative consultancy services.

(2) Die Gesellschaft kann alle Geschäfte tätigen und Massnahmen treffen, die geeignet scheinen, den Zweck der Gesellschaft zu fördern oder mit dem Zweck im Zusammenhang stehen, einschliesslich (ohne abschliessende Wirkung) aller Transaktionen oder anderer Massnahmen, um Finanzierungen erhältlich zu machen oder zu gewähren, sei dies gruppenintern oder mit Bezug auf Drittparteien.	(2) The Company may engage in all types of transactions and may take all measures that appear appropriate to promote the purpose of the Company or that are related thereto, including without limitation transactions or other measures for the purpose of obtaining or extending intercompany or third party financing.

Artikel 3 Aktienkapital		Article 3 Share Capital

(1)	Das Aktienkapital der Gesellschaft beträgt CHF 106’500’000 und ist eingeteilt in 213’000’000 Namenaktien im Nennwert von CHF 0.50 je Aktie. Das Aktienkapital ist vollständig liberiert.	(1)	The share capital of the Company amounts to CHF 106,500,000 and is divided into 213,000,000 registered shares with a nominal value of CHF 0.50 per share. The share capital is fully paid up.

(2)	Auf Beschluss der Generalversammlung können jederzeit Namenaktien in Inhaberaktien und Inhaberaktien in Namenaktien umgewandelt werden.	(2)	Upon resolution of the General Meeting of Shareholders, registered shares may be converted into bearer shares and bearer shares may be converted into registered shares, at any time.

Artikel 4 Genehmigtes Aktienkapital		Article 4 Authorized Share Capital

(1)	Der Verwaltungsrat ist ermächtigt, das Aktienkapital in einem oder mehreren Schritten bis zum 14. September 2014 im Maximalbetrag von CHF 53’250’000 durch Ausgabe von höchstens 106’500’000vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 0.50 je Aktie zu erhöhen. Ohne Einschränkung des Vorstehenden sind Kapitalerhöhungen durch Festübernahmen und/oder in Teilbeträgen zulässig.	(1)

The Board of Directors is authorized to increase the share capital, in one or several steps until September 14, 2014, by a maximum amount of CHF 53,250,000 by issuing a maximum of 106,500,000 fully paid up registered shares with a par value of CHF 0.50 each. Without limitation to the generality of the foregoing, increases of the share capital through underwritten offerings and/or in partial amounts are permitted.

(2)	Der Verwaltungsrat bestimmt den Zeitpunkt der Ausgabe, den Ausgabepreis, die Art der Liberierung, den Zeitpunkt der Dividendenberechtigung, die Bedingungen für die Ausübung der Bezugsrechte sowie die Zuteilung der nicht ausgeübten Bezugsrechte. Der Verwaltungsrat kann eingeräumte jedoch nicht ausgeübte Bezugsrechte verfallen lassen, er kann diese (oder die entsprechenden Aktien) zu marktüblichen Konditionen platzieren oder anderweitig im Interesse der Gesellschaft nutzen.	(2)

The Board of Directors shall determine the time of the issuance, the issue price, the manner in which the new shares have to be paid up, the date from which the shares carry the right to dividends, the conditions for the exercise of the preemptive rights and the allotment of preemptive rights that have not been exercised. The Board of Directors may allow the preemptive rights that have not been exercised to expire, or it may place such rights or shares, the preemptive rights of which have not been exercised, at market conditions or use them otherwise in the interest of the Company.

(3)	Der Verwaltungsrat ist ermächtigt, Bezugsrechte der Aktionäre auszuschliessen oder zu limitieren und diese einzelnen Aktionären oder Dritten zuzuweisen:	(3)	The Board of Directors is authorized to withdraw or limit the preemptive rights of the shareholders and to allot them to individual shareholders or to third parties:
	(a) wenn der Ausgabepreis der neuen Aktien unter Berücksichtigung des Marktpreises festgesetzt wird; oder		(a) if the issue price of the new shares is determined by reference to the market price; or
	(b)

für den Erwerb von Unternehmen, Unternehmensteilen oder Beteiligungen, oder für die Finanzierung oder Refinanzierung solcher Transaktionen, oder für die Finanzierung von neuen Investitionsvorhaben der Gesellschaft; oder

			(b)

for the acquisition of an enterprise, part(s) of an enterprise or participations, or for the financing or refinancing of any of such transactions, or for the financing of new investment plans of the Company; or

	(c)	zur Erweiterung des Aktionariats der Gesellschaft in gewissen Finanz- oder Kapitalmärkten, zum Zwecke der Beteiligung von strategischen Partnern, oder im Zusammenhang mit der Kotierung von neuen Aktien an in- und ausländischen Börsen; oder		(c)	for purposes of broadening the shareholder constituency of the Company in certain financial or capital markets, for purposes of the participation of strategic partners, or in connection with the listing of new shares on domestic or foreign stock exchanges; or

	(d)	zur Gewährung einer Mehrzuteilungsoption (einschliesslich bezüglich wandelbarer Wertpapiere, wie z.B. Wandelanleihen oder anderen) (Greenshoe) in der Höhe von bis zu 20% der gesamten Anzahl Aktien im Rahmen einer Platzierung oder eines Verkaufs von Aktien an den oder die jeweiligen Ersterwerber oder Underwriter(s); oder		(d)	for purposes of granting an over-allotment option (including options with respect to any security convertible into shares, such as convertible debt securities or otherwise) (Greenshoe) of up to 20% of the total number of shares in a placement or sale of shares to the respective initial purchaser(s) or underwriter(s); or

	(e)	für die Beteiligung von Mitgliedern des Verwaltungsrates oder der Geschäftsleitung, Mitarbeitern, Beauftragten, Beratern oder anderen Personen, die zugunsten der Gesellschaft oder einer Tochtergesellschaft oder einer verbundenen Gesellschaft Dienstleistungen erbringen; oder		(e)	for the participation of members of the Board of Directors, members of the executive management, employees, contractors, consultants or other persons performing services for the benefit of the Company or any of its subsidiaries or affiliates; or

(f)

(i) wenn eine Person wirtschaftlich Berechtigte (wie in Artikel 29 definiert) an mehr als 10% des im Handelsregister eingetragenen Aktienkapitals wird und nach Kenntnis des Verwaltungsrates in diesem Umfang wirtschaftlich Berechtigter bleibt, ohne den übrigen Aktionären ein vom Verwaltungsrat empfohlenes Übernahmeangebot unterbreitet zu haben, oder (ii) im Hinblick auf die Abwehr eines gegenwärtigen, angedrohten oder möglichen Übernahmeangebots, welches vom Verwaltungsrat nach Konsultation eines von ihm mandatierten unabhängigen Finanzberaters den Aktionären nicht zur Annahme empfohlen worden ist, weil der Verwaltungsrat nicht der Ansicht war, dass das Übernahmeangebot gegenüber den Aktionären als fair anzusehen ist.

				(f)	(i) following a person becoming, and for so long as to the knowledge of the Board of Directors such person remains, a Beneficial Owner (as defined in Article 29) of shares in excess of 10% of the share capital registered in the commercial register without having submitted to the other shareholders a takeover offer that is recommended by the Board of Directors, or (ii) for the defense of an actual, threatened or potential takeover bid, in relation to which the Board of Directors, upon consultation with an independent financial adviser retained by it, has not recommended to the shareholders acceptance on the basis that the Board of Directors has not found the takeover bid to be fair to the shareholders.

(4)	Der Erwerb von Namenaktien aus genehmigtem Kapital sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Eintragungsbeschränkung gemäss Artikel 7 der Statuten.		(4)	The acquisition of registered shares out of authorized share capital and any further transfers of registered shares shall be subject to the restrictions specified in Article 7 of these Articles of Association.

Artikel 5 Bedingtes Aktienkapital			Article 5 Conditional Share Capital

(1)	Das Aktienkapital der Gesellschaft wird erhöht:		(1)	The share capital of the Company shall be increased by:

	(a)	im Maximalbetrag von CHF 40’750’000 durch Ausgabe von höchstens 81’500’000 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 0.50 je Aktie durch die Ausübung von Wandel-, Options-, Tausch-, Warrant-, oder ähnlichen Rechten, welche Dritten oder Aktionären in Verbindung mit Anleihensobligationen (inklusive Wandel- und Optionsanleihen), Schuldscheinen, Optionen, Warrants oder anderen Finanzmarktinstrumenten, welche durch die Gesellschaft oder eine ihrer Tochtergesellschaften auf nationalen oder internationalen Kapitalmärkten gemäss neuer oder bereits bestehender vertraglicher Verpflichtungen der Gesellschaft, einer ihrer Tochtergesellschaften oder einer ihrer Rechtsvorgänger begegeben oder eingegangen wurden oder werden (nachfolgend die “mit Rechten verbundenen Obligationen”); und/oder		(a)	an amount not exceeding CHF 40,750,000 through the issue of a maximum of 81,500,000 fully paid up registered shares, each with a nominal value of CHF 0.50, upon the exercise of conversion, option, exchange, warrant or similar rights for the subscription of shares granted to third parties or shareholders in connection with bonds (including convertible bonds and bonds with options), notes, options, warrants or other securities issued or to be issued by the Company or by subsidiaries of the Company in national or international capital markets or pursuant to new or already existing contractual obligations by or of the Company, one of its subsidiaries or any of their respective predecessors (hereinafter the “Rights Bearing Obligations”); and/or

(b)

im Maximalbetrag von CHF 12’500’000 durch Ausgabe von höchstens 25’000’000 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 0.50 je Aktie durch die Ausübung von Rechten aus mit Rechten verbundenden Obligationen, welche an Mitglieder des Verwaltungsrats oder der Geschäftsleitung, Arbeitnehmer, Beauftragte, Berater oder andere Personen, welche für die Gesellschaft, deren Tochtergesellschaft oder verbundene Gesellschaften Dienstleistungen erbringen, gewährt wurden oder werden.

				(b)	an amount not exceeding CHF 12,500,000 through the issue of a maximum of 25,000,000 fully paid up registered shares, each with a nominal value of CHF 0.50 upon the exercise of rights related to Rights-Bearing Obligations granted to members of the Board of Directors, members of the executive management, employees, contractors, consultants or other persons providing services for the benefit of the Company or its subsidiaries or affiliates.

(2)

Das Bezugsrecht der Aktionäre bezüglich der Aktien, welche gemäss Artikel 5 Absatz 1 ausgegeben werden, ist ausgeschlossen. Die Inhaber der mit Rechten verbundenen Obligationen, welche gemäss Artikel 5 Absatz 1 Buchstabe a ausgegeben worden sind, sind berechtigt, neue Aktien frei von jeglichen Bezugsrechten durch Wandel, Tausch oder Ausübung dieser mit Obligationen verbundenen Rechte zu beziehen. Der Verwaltungsrat legt die Ausgabekonditionen für die mit Rechten verbundenen Obligationen fest, inklusive die Bedingungen für die Wandlung, die Option, den Tausch, den Warrant oder ähnliche Rechte. Mit Rechten verbundene Obligationen gemäss Artikel 5 Absatz 1 Buchstabe b werden an die in dieser Bestimmung genannten Personen ausgegeben gemäss einem oder mehreren Beteiligungs-, Incentivierungs- oder ähnlichen Plänen. Mit Rechten verbundene Obligationen gemäss Artikel 5 Absatz 1 Buchstabe b und Aktien nach Ausübung solcher Rechte können unter dem aktuellen Marktpreis ausgegeben werden. Der Verwaltungsrat

(2)

Shareholders’ pre-emptive rights are excluded in connection with the issuance of any shares pursuant to para. 1 of this Article 5. The holders of Rights-Bearing Obligations issued pursuant to para. 1(a) of this Article 5 shall be entitled to receive free of any preemptive rights the new shares issued upon conversion, exchange or exercise of such Rights-Bearing Obligations. The Board of Directors shall determine the issue conditions for the Rights-Bearing Obligations, including the conditions for the conversion, option, exchange, warrant or similar rights. Rights-Bearing Obligations issued to para 1(b) of this Article 5 shall be issued to any of the persons referred to in such paragraph in accordance with one or more benefit, incentive or similar plans of the Company. Any Rights-Bearing Obligations issued in accordance with para. 1(b) of this Article 5 and any shares issued upon the exercise thereof may be issued at a price below the then current market price of such security. The Board of Directors shall specify the precise conditions of issue including the issue price and the conversion or exercise

	bestimmt die genauen Ausgabekonditionen, inklusive den Ausgabepreis und den Umwandlungs- oder den Ausübungspreis solcher mit Rechten verbundenen Obligationen.		price of such Rights-Bearing Obligations.

(3)

Die Vorwegzeichnungsrechte der Aktionäre bei der Ausgabe von mit Rechten verbundenen Obligationen gemäss diesem Artikel 5 Absatz 1 Buchstabe a können durch Beschluss des Verwaltungsrates eingeschränkt oder ausgeschlossen werden, (i) wenn die Ausgabe zum Zwecke der Finanzierung oder Refinanzierung einer Übernahme von Unternehmen, Unternehmensteilen oder Beteiligungen oder neuen geplanten Investitionen der Gesellschaft oder ihrer Tochtergesellschaften dient (sei dies in Eigenkapital oder anderswie), (ii) wenn die Ausgabe auf nationalen oder internationalen Kapitalmärkten oder im Rahmen einer Privatplatzierung erfolgt oder (iii) (x) wenn eine Person wirtschaftlich Berechtigte an mehr als 10% des im Handelsregister eingetragenen Aktienkapitals wird und nach Kenntnis des Verwaltungsrates in diesem Umfang wirtschaftlich Berechtigter bleibt, ohne den übrigen Aktionären ein vom Verwaltungsrat empfohlenes Übernahmeangebot unterbreitet zu haben, oder (y) im Hinblick auf die Abwehr eines gegenwärtigen, angedrohten oder möglichen Übernahmeangebots, welches vom Verwaltungsrat nach Konsultation eines von ihm mandatierten unabhängigen Finanzberaters den Aktionären nicht zur Annahme empfohlen worden ist, weil der Verwaltungsrat nicht der Ansicht war, dass das Übernahmeangebot gegenüber den Aktionären als fair anzusehen ist.

		(3)	Shareholders’ advance subscription rights with regard to the issuance of the Rights-Bearing Obligations pursuant to para. 1(a) of this Article 5 may be restricted or excluded by decision of the Board of Directors (i) if the issuance is for purposes of financing or re-financing the acquisition of companies, parts of companies or holdings, or new investments planned by the Company or its subsidiaries (in equity or otherwise), (ii) if the issuance occurs in the national or international capital markets or through a private placement or (iii) (x) following a person becoming, and for so long as to the knowledge of the Board of Directors such person remains, a Beneficial Owner of shares in excess of 10% of the share capital registered in the commercial register without having submitted to the other shareholders a takeover offer that is recommended by the Board of Directors, or (y) for the defense of an actual, threatened or potential takeover bid, in relation to which the Board of Directors, upon consultation with an independent financial advisor retained by it, has not recommended to the shareholders acceptance on the basis that the Board of Directors has not found the takeover bid to be fair to the shareholders.

(4)

Werden bei der Ausgabe von mit Rechten verbundenen Obligationen gemäss Absatz 1 Buchstabe a von diesem Artikel 5 die Vorwegzeichnungsrechte beschränkt oder ausgeschlossen und nicht indirekt gewährt, gilt vorbehältlich von Artikel 5 Absatz 4 Folgendes: (1) die mit Rechten verbundenen Obligationen müssen zu Marktkonditionen platziert oder eingegangen werden, (2) die mit Rechten verbundenen Obligationen sind höchstens während 30 Jahren ab dem jeweiligen Zeitpunkt der betreffenden Ausgabe wandel-, tausch-, oder ausübbar und (3) der Wandlungs-, Tausch-, oder Ausübungspreis der mit Rechten verbundenen Obligationen ist unter Berücksichtigung der Marktkonditionen im Zeitpunkt der Ausgabe der mit Rechten verbundenen Obligationen festzusetzen.

		(4)	If advance subscription rights are restricted or excluded in connection with the issuance of any Rights-Bearing Obligations pursuant to para. 1(a) of this Article 5 and not granted indirectly, then, subject to this Article 5 para. 4: (1) the Rights-Bearing Obligations are to be placed or entered into at market conditions, (2) the Rights-Bearing Obligations may be converted, exchanged or exercised during a period not to exceed 30 years from the date on which the Rights-Bearing Obligations are issued, and (3) the conversion, exchange or exercise price of the Rights-Bearing Obligations is to be set with reference to the market conditions prevailing at the date on which the Rights-Bearing Obligations are issued.

(5)	Das Vorwegzeichnungsrecht der Aktionäre ist in Bezug auf die Ausgabe jeglicher mit Rechten verbundenen Obligationen nach Artikel 5 Absatz 1 Buchstabe b generell ausgeschlossen.	(5)	The advance subscription rights of the shareholders shall be generally excluded in connection with the issuance of any Rights-Bearing Obligations pursuant to para. 1(b) of this Article 5.

(6)	Der Erwerb von Namenaktien aus bedingtem Kapital durch Ausübung der entsprechenden Rechte sowie alle weiteren Übertragungen von Namenaktien unterliegen den Eintragungsbeschränkung gemäss Artikel 7 der Statuten.	(6)

The acquisition of registered shares out of conditional capital through the exercise of the respective Rights-Bearing Obligations and any further transfers of registered shares shall be subject to the restrictions specified in Article 7 of these Articles of Association.

Artikel 6 Aktienzertifikate		Article 6 Share Certificates

(1)	Die Gesellschaft kann ihre Namenaktien in Form von Einzelzertifikaten, Globalzertifikaten oder unverurkundeten Wertrechten ausgeben. Der Aktionär hat kein Recht, eine Umwandlung der Form der Namenaktien zu verlangen. Die Gesellschaft kann als Bucheffekten ausgestaltete Namenaktien vom Verwahrungssystem zurückziehen.	(1)

The Company may issue its registered shares in the form of single certificates, global certificates or uncertificated securities. The shareholder has no right to demand a conversion of the form of the registered shares. The Company may withdraw shares existing in the form of book entry securities from the custodian system.

(2)	Ein Aktionär kann von der Gesellschaft jederzeit die Bescheinigung über die Anzahl der von ihm gehaltenen Aktien verlangen. Der Aktionär ist jedoch nicht berechtigt, zu verlangen, dass die Aktienzertifikate gedruckt und geliefert werden.	(2)

A shareholder may at any time request an attestation of the number of shares held by it. The shareholder is not entitled, however, to request that certificates representing the shares be printed and delivered.

(3)	Nicht verurkundete Namenaktien einschliesslich der daraus entspringenden Rechte können nur durch Zession übertragen werden, wobei diese zur Gültigkeit der Anzeige an die Gesellschaft bedarf, bzw., soweit Bucheffekten vorliegen, gemäss der für Bucheffekten relevanten Verfügungsform. Die Übertragung und die Eintragung im Aktienbuch dieser Aktien unterliegt den Voraussetzungen von Artikel 7.	(3)

Registered shares not physically represented by certificates and the rights arising therefrom may only be transferred by assignment, such assignment being valid only if notice is given to the Company, or, if book entry securities exist, in the form relevant for book entry securities. The transfer and registration of such shares in the share register shall be subject to the provisions of Article 7.

(4)	Nicht verurkundete Namenaktien sowie die daraus entspringenden Vermögensrechte können ausschliesslich zugunsten der Bank, welche die Aktien im Auftrag des betreffenden Aktionärs verwaltet, verpfändet (oder sonstwie als Sicherheit gewährt) werden. Die Verpfändung bzw. Sicherheitengewährung bedarf eines schriftlichen Vertrages. Eine Benachrichtigung der Gesellschaft ist nicht erforderlich. Soweit die Namenaktien als Bucheffekten ausgestaltet sind, können an diesen Sicherheiten in der gesetzlich vorgesehenen Form bestellt werden.	(4)

Registered shares not physically represented by certificates and the financial rights arising from these shares may only be pledged (or have a security interest therein otherwise granted) to the bank handling the book entries of such shares for the shareholder. The pledge or other grant of a security interest must be made by means of a written agreement. Notice to the Company is not required. If book entry securities exist in relation to the registered shares, security interests may be granted in the form provided for by law.

Artikel 7 Aktienbuch, Ausübung von Rechten, Eintragungsbeschränkungen, Nominees		Article 7 Share Register, Exercise of Rights, Restrictions on Registration, Nominees

(1)	Die Gesellschaft führt selbst oder über Dritte ein Aktienbuch, welches Nachnamen, Vornamen, Adresse und Staatsangehörigkeit (bei juristischen Personen den Firmennamen und den Sitz) der Eigentümer und Nutzniesser der Aktien sowie der Nominees enthält. Ins	(1)

The Company shall maintain, itself or through a third party, a share register that lists the surname, first name, address and citizenship (in the case of legal entities, the company name and company seat) of the holders and usufructuaries of the shares as well as the nominees. A

Aktienbuch eingetragene Personen haben dem Führer des Aktienbuches Adressänderungen zu melden. Bis eine solche Meldung erfolgt, werden schriftliche Mitteilungen an die im Aktienbuch eingetragene Adresse als gültig zugestellt erachtet.

person recorded in the share register shall notify the share registrar of any change in address. Until such notification has occurred, all written communication from the Company to persons of record shall be deemed to have validly been made if sent to the address recorded in the share register.

(2)	Ein Erwerber von Aktien wird auf Gesuch als Aktionär mit Stimmrecht ins Aktienbuch eingetragen, vorausgesetzt, dass der Verwaltungsrat oder ein vom Verwaltungsrat bezeichneter Ausschuss dem Eintrag zustimmt. Der Eintrag kann aus einem der in diesem Artikel 7 genannten Gründe verweigert oder rückwirkend gestrichen werden.	(2)	An acquirer of shares shall be recorded upon request in the share register as a shareholder with voting rights; provided that the Board of Directors or a committee designated by the Board of Directors approves the entry. Registration may be refused or canceled with retroactive effect on the grounds listed in this Article 7.

(3)

Erklärt ein Erwerber nicht ausdrücklich, dass er die Aktien im eigenen Namen und für eigene Rechnung erworben hat und dass er der wirtschaftliche Eigentümer der Aktien ist, kann der Verwaltungsrat oder ein von diesem bezeichneter Ausschuss die Eintragung als Aktionär mit Stimmrecht im Aktienbuch verweigern, wobei vorbehältlich Artikel 7 Absatz 6 der Verwaltungsrat oder ein von diesem bezeichneter Ausschuss einen Nominee als Aktionär mit Stimmrecht im Aktienbuch eintragen kann, sofern der Nominee der Gesellschaft auf schriftliches Verlangen der Gesellschaft die Namen, Adressen und Aktienbestände jeder einzelnen Person offenlegt, für die er direkt oder indirekt Aktien hält, oder sich verpflichtet, diese Informationen jederzeit offenzulegen.

		(3)	The entry of shares as shares with voting rights may be refused by the Board of Directors or a committee designated by the Board of Directors if any shareholder who acquired shares does not expressly declare to have acquired the shares in its own name and for its own account and to be the Beneficial Owner, save that, subject to this Article 7, para. 6, the Board of Directors or a committee designated by the Board of Directors may record a Nominee as a shareholder of record that is entitled to vote in the share register of the Company if such Nominee discloses or undertakes to disclose to the Company at its written request at any time the names, addresses and the share holdings of each person for whom such Nominee is directly or indirectly holding shares.

(4)	Sofern der in guten Treuen handelnde Verwaltungsrat zum Schluss kommt, dass die Eintragung im Aktienbuch auf falschen oder irreführenden Angaben beruht, so kann der Verwaltungsrat nach Anhörung des betreffenden eingetragenen Aktionärs die Eintragung als Aktionär mit Stimmrecht für alle oder für bestimmte Aktien rückwirkend auf das Datum der Eintragung streichen. Der betroffene Aktionär wird umgehend über die Streichung informiert.	(4)

The Board of Directors may cancel the registration in the share register of a registered shareholder as a shareholder with voting rights, in whole or with respect to specific shares, with retroactive effect as of the date of registration, if the Board of Directors concludes, in good faith after providing such shareholder a hearing, that such registration was made based on false or misleading information. The relevant shareholder shall be informed promptly of the cancellation.

(5)

Keine Person wird als Aktionärin mit Stimmrecht in dem Umfang im Aktienbuch eingetragen, in dem die Aktien, an der sie wirtschaftlich berechtigt ist (wie in Artikel 29 definiert), 20% minus eine Aktie des im Handelsregister eingetragenen Aktienkapitals übersteigen (diese Schranke hiernach die “Eintragungsbeschränkung”). Die Eintragungsbeschränkung gilt auch für alle Aktien, welche für den wirtschaftlich Berechtigten durch einen Nominee gehalten werden in Bezug auf alle Aktien, die von einem solchen wirtschaftlich Berechtigten direkt oder indirekt durch einen oder mehrere Nominees gehalten werden. Diejenigen Aktien, an denen eine Person wirtschaftlich berechtigt ist und die die

		(5)	No person may be registered as a shareholder with voting rights for any shares Beneficially Owned (as defined in Article 29) by such person in excess of 20% less one share of the Company’s registered share capital recorded in the commercial register (such limit hereinafter referred to as the “Cap”). The Cap on registration shall also apply with respect to shares held by Nominees on behalf of a Beneficial Owner in respect of all shares Beneficially Owned by such Beneficial Owner whether directly or indirectly through one or more Nominees. Any shares Beneficially Owned by any person exceeding the Cap shall be entered in the share register as shares without voting rights. Determinations

Eintragungsbeschränkung übersteigen, werden als Aktien ohne Stimmrecht im Aktienbuch eingetragen. Der nach Treu und Glauben handelnde Verwaltungsrat bestimmt die Anzahl Aktien, an welcher einer Person wirtschaftlich berechtigt ist. Zwecks Umsetzung der Bestimmungen dieses Artikels ist der Verwaltungsrat ermächtigt, jederzeit von jeder Person, welche entweder öffentlich bekanntgibt, an Aktien wirtschaftlich berechtigt zu sein, einschliesslich durch Meldungen an die SEC, oder der Gesellschaft dies anzeigt, zu verlangen, dass diese Person Auskunft gibt hinsichtlich aller Aktien, an denen sie wirtschaftlich berechtigt ist, das heisst, welche entweder direkt durch sie oder indirekt durch Nominees oder andere Personen zu ihren Gunsten gehalten werden.

			with respect to the number of shares Beneficially Owned by any person shall be made by the Board of Directors acting in good faith. In furtherance of the provisions of this section, the Board of Directors is authorized at any time to request from any person which discloses publicly, including in any filing with the SEC, or to the Company, that it Beneficially Owns shares, that such person provide information with respect to all shares that it Beneficially Owns, either directly or which are being held by Nominees or other persons on its behalf.

(6)

Der Verwaltungsrat oder ein vom Verwaltungsrat bezeichneter Ausschuss kann weitere Einzelheiten bezüglich Genehmigung und Eintragung von Aktionären in separaten Reglementen vorsehen und Ausnahmen von den oben erwähnten Bestimmungen gewähren, einschliesslich (im Sinne einer nicht abschliessenden Aufzählung) (i) zugunsten von Nominees und Clearing Nominees mit Bezug auf alle oder bestimmte Bestimmungen von Artikel 7 und (ii) mit Bezug auf alle oder bestimmte der oben erwähnten Bestimmungen (inklusive der Eintragungsbeschränkung) hinsichtlich Aktien, an denen eine Gegenpartei zu einer Fusion, einem Zusammenschluss, einem Joint Venture, einer Partnerschaft, einem Aktientausch, einer strategischen Allianz oder einer Sacheinlage wirtschaftlich berechtigt ist oder einer Person, die in einer Spaltung, einer Umwandlung oder in andere besondere Umstände involviert ist, wie bspw. ein Übernahmeangebot in Bezug auf die Gesellschaft, welches die Gesellschaft handelnd durch die Mehrheit des Verwaltungsrates gutgeheissen und den Aktionären der Gesellschaft zur Annahme empfohlen hat.

		(6)	The Board of Directors or a committee designated by the Board of Directors may set out further details regarding the approval and registration of shareholders in separate regulations and may approve exceptions to the above regulations, including without limitation (i) to exempt Nominees and Clearing Nominees from all or some of the requirements set out in this Article 7 and (ii) to exempt from some or all of the above provisions (including the Cap) any shares Beneficially Owned by a counterparty to a merger, consolidation, joint venture, partnership, share exchange, strategic alliance or contribution in kind or a person involved in a demerger, conversion or other special circumstances such as a tender offer in relation to the Company that the Company acting through a majority of the Board of Directors has approved and recommended to the Company’s shareholders.

(7)	Falls die Gesellschaft an einer ausländischen Börse kotiert ist, ist die Gesellschaft berechtigt, die einschlägigen ausländischen Bestimmungen und Regularien (falls vorhanden), welche in der ausländischen Jurisdiktion im Zusammenhang mit der in diesem Artikel 7 geregelten Materie zur Anwendung gebracht werden, zu befolgen, ungeachtet gegenteiliger Ausführungen in diesem Artikel 7.	(7)	If the Company is listed on any foreign stock exchange the Company shall be permitted to comply with the relevant rules and regulations (if any) that are applied in that foreign jurisdiction with regard to the subject matter of this Article 7, notwithstanding anything to the contrary in this Article 7.

Artikel 8 Befugnisse		Article 8 Authorities

Die Generalversammlung ist das oberste Organ der Gesellschaft. Sie hat die folgenden unübertragbaren Befugnisse:		The General Meeting of Shareholders is the supreme corporate body of the Company. It has the following non-transferable powers:

(1)	die Festsetzung und die Änderung der Statuten;	(1)	to adopt and amend the Articles of Association;

(2)	die Wahl und Abwahl der Mitglieder des Verwaltungsrates und der Revisionsstelle;	(2)	to elect and remove the members of the Board of Directors and the Auditor;

(3)	die Genehmigung des gesetzlich vorgesehenen Jahresberichtes, der Jahresrechnung und der Konzernrechnung sowie die Beschlussfassung über die Verwendung des Bilanzgewinns (wie in der Bilanz gezeigt), insbesondere im Hinblick auf die Festsetzung der Dividende;	(3)	to approve the statutorily required annual report, the annual accounts and the consolidated financial statements as well as to pass resolutions regarding the allocation of profits as shown on the balance sheet, in particular to determine the dividend;

(4)	die Entlastung der Mitglieder des Verwaltungsrates;	(4)	to grant discharge from liability to the members of the Board of Directors;

(5)	die Ausschüttung einer Dividende an die Aktionäre bestehend aus den gesamten oder eines Teils der verfügbaren Reserven und des vorgetragenen Gewinnes;	(5)	to distribute all or any part of any amount from the available reserves and profits carried forward as a dividend to its shareholders;

(6)	die Beschlussfassung über die Rückzahlung von Kapital (Vernichtung von Aktien oder Nennwertreduktion); und	(6)	to resolve on any return of capital (cancelation of shares or reduction of par value); and

(7)	die Beschlussfassung über die Gegenstände, die der Generalversammlung durch Gesetz oder Statuten vorbehalten sind oder welche ihr vom Verwaltungsrat vorgelegt werden.	(7)	to pass resolutions regarding items which are reserved to the General Meeting of Shareholders by law or by the Articles of Association or which are presented to it by the Board of Directors.

Artikel 9 Generalversammlungen sowie deren Einberufung		Article 9 General Meetings and Convening the General Meeting

(1)	Die ordentliche Generalversammlung findet alljährlich innerhalb von sechs Monaten nach Abschluss des Geschäftsjahres statt. Der Zeitpunkt und der Ort der Generalversammlung, welcher innerhalb oder ausserhalb der Schweiz liegen kann, werden durch den Verwaltungsrat bestimmt.	(1)	The ordinary annual General Meeting of Shareholders shall be held annually within six months after the close of the business year at such time and at such location, which may be within or outside Switzerland, as determined by the Board of Directors.

(2)	Ausserordentliche Generalversammlungen werden in den vom Gesetz vorgesehenen Fällen einberufen, insbesondere wenn dies vom Verwaltungsrat als nötig oder angemessen erachtet oder von der Revisionsstelle verlangt wird. Eine ausserordentliche Generalversammlung ist zudem vom Verwaltungsrat einzuberufen, wenn ein Beschluss der Generalversammlung dies verlangt oder Aktionäre, die mit ausübbaren Stimmrechten mindestens 10% der insgesamt ausübbaren Stimmrechte vertreten, dies verlangen und (a)(1) ein von allen betreffenden Aktionären unterzeichnetes Gesuch mit den	(2)

Special General Meetings of Shareholders shall be held in the circumstances provided by law, in particular when deemed necessary or appropriate by the Board of Directors or as requested by the Auditor. A special General Meeting of Shareholders shall further be convened by the Board of Directors upon resolution of a General Meeting of Shareholders or if requested by shareholders with voting powers, provided that such shareholders’ voting power represents at least 10% of the Company’s aggregate exercisable voting power of the Company’s share capital and submit (a)(1) a request signed by such shareholder(s) that specifies the item(s)

entsprechenden Traktanden, und (2) den entsprechenden Anträgen einreichen und (3) den Nachweis für den im Aktienbuch eingetragenen erforderlichen Aktienanteil erbringen sowie (b) weitere Informationen einreichen, die in einem Proxy Statement gemäss Regulation 14A Exchange Act enthalten sein müssten, inklusive derjenigen Informationen, die in einem Proxy Statement gemäss Regulation 14A eingereicht werden müssten, wenn die Versammlung auf Veranlassung des Verwaltungsrats einberufen worden wäre.

			to be included on the agenda, (2) the respective proposals of the shareholders and (3) evidence of the required shareholdings recorded in the share register and (b) such other information as would be required to be included in a proxy statement pursuant to Regulation 14A under the Exchange Act, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the meeting been convened by the Board of Directors.

(3)	Die Generalversammlung wird auf Englisch abgehalten. Vorbehalten bleibt ein anderslautender Beschluss des Verwaltungsrates. Aktionärsbeschlüsse, die zu einem Eintrag im Handelsregister führen, sind sowohl in Englisch als auch in Deutsch zu verabschieden.	(3)	General Meetings of Shareholders will, unless the Board of Directors decides otherwise, be conducted in English. Shareholder resolutions requiring registration in the commercial register shall be passed in English and German.

Artikle 10 Einladung zur Generalversammlung		Article 10 Notice of Shareholders’ Meetings

(1)	Die Einladung zur Generalversammlung erfolgt mindestens 20 Kalendertage vor dem Datum der Generalversammlung durch den Verwaltungsrat oder, wenn nötig, durch die Revisionsstelle. Die Einladung erfolgt durch einmalige Publikation im offiziellen Publikationsorgan der Gesellschaft gemäss Artikel 27 dieser Statuten. Die Frist gilt als eingehalten, wenn die Einberufung im offiziellen Publikationsorgan rechtzeitig publiziert worden ist, wobei der Tag der Publikation und der Tag der Generalversammlung nicht in die Frist eingerechnet wird. Im Aktienbuch eingetragene Aktionäre können zusätzlich mit normaler Post oder durch andere vom Verwaltungsrat festgelegte Mittel zur Generalversammlung eingeladen werden.	(1)

Notice of a General Meeting of Shareholders shall be given by the Board of Directors or, if necessary, by the Auditor, not later than twenty calendar days prior to the date of the General Meeting of Shareholders. Notice of the General Meeting of Shareholders shall be given by way of a one-time announcement in the official means of publication of the Company pursuant to Article 27 of these Articles of Association. The notice period shall be deemed to have been observed if timely publication of the notice of the General Meeting of Shareholders is given in such official means of publication, it being understood that the date of publication and the date of the General Meeting of Shareholders is not to be included for purposes of computing the notice period. Shareholders of record may in addition be informed of the General Meeting of Shareholders by ordinary mail or such other means as determined by the Board of Directors.

(2)	In der Einladung zur Generalversammlung der Aktionäre werden die Traktanden und die Anträge des Verwaltungsrates sowie, unter Vorbehalt von Artikel 9 und 11 dieser Statuten, desjenigen Aktionärs oder derjenigen Aktionäre bekannt gegeben, welche die Einberufung einer Generalversammlung oder die Traktandierung eines Verhandlungsgegenstandes verlangt haben, und, falls Wahlen traktandiert sind, die Namen der Kandidaten, welche zur Wahl stehen.	(2)

The notice of a General Meeting of Shareholders shall specify the items on the agenda and the proposals of the Board of Directors and, subject to Article 9 and Article 11 of these Articles of Association, the shareholder(s) who requested that a General Meeting of Shareholders be held or an item be included on the agenda, and, in the event of elections, the name(s) of the candidate(s) that has or have been put on the ballot for election.

Artikel 11 Traktanden		Article 11 Agenda

(1)	Der Verwaltungsrat nimmt die Traktandierung der Verhandlungsgegenstände vor.	(1)	The Board of Directors shall state the matters on the agenda.

(2)

Jeder Aktionär, der die Voraussetzungen von Art. 699 OR erfüllt, kann die Traktandierung eines Verhandlungsgegenstandes für eine Generalversammlung verlangen. Das Traktandierungsbegehren eines Aktionärs für die ordentliche Generalversammlung muss schriftlich gestellt und dem Sekretär an der registrierten Geschäftsadresse der Gesellschaft abgeliefert oder per Post gesandt und von diesem empfangen worden sein, und zwar nicht früher als zum Geschäftsschluss des 70. Kalendertags und nicht später als zum Geschäftsschluss des 45. Kalendertags vor dem ersten Jahrestag des Datums, an dem die Gesellschaft erstmalig das definitive Proxy Material für die letztjährige ordentliche Generalversammlung versandte. Falls jedoch im vergangenen Jahr keine ordentliche Generalversammlung der Aktionäre stattgefunden hat oder falls das Datum, für welches die ordentliche Generalversammlung angesetzt worden ist, um mehr als 30 Tage vom Datum der letztjährigen ordentlichen Generalversammlung abweicht, muss das Traktandierungsbegehren eines Aktionärs nicht früher als zum Geschäftsschluss des 100. Kalendertages vor dem Datum einer solchen ordentlichen Generalversammlung und nicht später als am Geschäftsschluss (A) des 75. Kalendertages vor dem Datum einer solchen ordentlichen Generalversammlung der Aktionäre oder (B) des zehnten Kalendertages nach dem Tag, an welchem die an die Aktionäre gerichtete erste öffentliche Bekanntmachung oder andere Form der Mitteilung des Datums der in Aussicht gestellten ordentlichen Generalversammlung der Aktionäre erfolgte (wobei der spätere Termin massgeblich ist). Im Hinblick auf eine ausserordentliche Generalversammlung muss ein schriftliches Traktandierungsbegehren dem Sekretär an der registrierten Geschäftsadresse der Gesellschaft abgeliefert oder per Post gesandt und von diesem empfangen worden sein und zwar nicht früher als zum Geschäftsschluss des 90. Kalendertags vor dem Datum der ausserordentlichen Generalversammlung der Aktionäre und nicht später als zum Geschäftsschluss (i) des 60. Kalendertags vor dem Datum der ausserordentlichen Generalversammlung der Aktionäre oder (ii) des zehnten Kalendertages nach dem Tag, an welchem die an die Aktionäre gerichtete erste öffentliche Bekanntmachung oder andere Form der Mitteilung des Datums der in Aussicht gestellten ausserordentlichen Generalversammlung der Aktionäre erfolgte (wobei der spätere Termin massgeblich ist). Keinesfalls darf die Ankündigung einer Verschiebung oder Vertagung einer Generalversammlung eine neue Frist für ein Traktandierungsbegehren gemäss Artikel 11 auslösen, wobei aber die grundsätzlichen Einberufungsvoraussetzungen gemäss Artikel 10 Absatz 1 stets Anwendung finden.

	(2)	Any shareholder satisfying the requirements of article 699 of the Swiss Code of Obligations may request that an item be included on the agenda of a General Meeting of Shareholders. A request for inclusion of an item on the agenda of an annual General Meeting must be requested in writing and must be delivered to or mailed and received by the Secretary at the registered office of the Company not earlier than the close of business on the 70th calendar day nor later than the close of business on the 45th calendar day before the first anniversary of the date on which the Company first mailed the definitive proxy materials for the previous year’s annual General Meeting of Shareholders. However, if no annual General Meeting of Shareholders was held in the previous year or if the date for which the annual General Meeting of Shareholders is called has been changed by more than 30 calendar days from the first annual anniversary of the immediately preceding annual General Meeting of Shareholders, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 100th calendar day prior to the date of such annual General Meeting of Shareholders and not later than the later of the close of business on (A) the 75th calendar day prior to the date of such annual General Meeting of Shareholders or (B) the 10th calendar day following the day on which public announcement or other notification to the shareholders of the date of such annual General Meeting of Shareholders is first made. To be timely for a special General Meeting of Shareholders, a request to include an item on the agenda must be requested in writing and must be delivered to or mailed and received by the Secretary at the registered office of the Company not earlier than the close of business on the 90th calendar day prior to the date of the special General Meeting of Shareholders and not later than the later of the close of business on (i) the 60th calendar day before the date of the special General Meeting of Shareholders or (ii) the date which is ten calendar days after the date of the first public announcement or other notification to the shareholders of the date of such special General Meeting of Shareholders. In no event shall the announcement of an adjournment or postponement of a General Meeting of Shareholders commence a new time period for the giving of a shareholder notice as described in this Article 11, although the general notice requirement of Article 10, para. 1 shall still apply.

(3)

Das Traktandierungsbegehren des Aktionärs muss vom im Aktienbuch eingetragenen Aktionär, welcher das Begehren stellt (oder einem rechtsgültigen Vertreter oder anderen Repräsentanten) unterschrieben sein, das Datum der Unterschrift dieses Aktionärs (oder des rechtsgültigen Vertreters oder anderen Repräsentanten) tragen und Folgendes enthalten: (i) Name und Adresse des Aktionärs, wie sie im Aktienbuch der Gesellschaft erscheinen, welcher das Begehren stellt und des wirtschaftlich Berechtigten oder der wirtschaftlich Berechtigten (sofern vorhanden), in deren Namen das Begehren gestellt wird, (ii) die Anzahl Aktien, die der betreffende Aktionär oder der wirtschaftlich Berechtigte hält bzw. die wirtschaftlich Berechtigten halten, (iii) eine Bestätigung, dass der betreffende Aktionär beabsichtigt, persönlich oder über einen Vertreter an der Generalversammlung teilzunehmen, um das traktandierte Begehren vorzubringen; (iv) die Daten, wann der Aktionär die betreffenden Aktien erworben hat, (v) schriftliche Unterlagen, um eine etwaige wirtschaftliche Berechtigung zu belegen; (vi) im Falle eines Traktandums betreffend die Wahl von Verwaltungsräten, (A) der Name und die Wohnadresse jeder Person, die durch einen Aktionär zur Wahl als Verwaltungsratsmitglied vorgeschlagen wird, (B) eine Beschreibung aller Vereinbarungen oder gegenseitiger Verständnisse zwischen dem Aktionär oder dem wirtschaftlich Berechtigten oder den wirtschaftlich Berechtigten und jedem Nominee und sonstiger Person oder Personen (wobei diese Person(en) aufzuführen sind), darüber, dass der Aktionär die Nomination vorzunehmen hat, (C) andere Informationen betreffend jede einzelne nominierte Person, welcher von einem Aktionär vorgeschlagen worden ist, wie sie gemäss Regulation 14A Exchange Act im Rahmen von Aufforderungen zur Abgabe von Vollmachten für die Wahl von Verwaltungsratsmitgliedern, oder sonstwie offengelegt werden müssen, inklusive jener Informationen, die in einem Proxy Statement enthalten sein müssten, welches gemäss Regulation 14A einzureichen wäre, wenn die nominierte Person durch den Verwaltungsrat vorgeschlagen worden wäre, und (D) die schriftliche Einwilligung jeder nominierten Person, in einem Proxy Statement aufgeführt zu werden und die Wahl als Verwaltungsrat der Gesellschaft im Falle eines positiven Wahlausgangs anzunehmen, und (vii) mit Bezug auf jedes andere Traktandum, welches der Aktionär zur Traktandierung beantragt, (I) eine kurze Umschreibung des gewünschten Traktandums und der Anträge, welche der Generalversammlung unterbreitet werden sollen, und, falls das Traktandum zu einem Antrag auf Änderung der Statuten führt, die Formlierung der vorgeschlagenen Statutenänderung, (II) die Gründe, weshalb der Aktionär oder der wirtschaftlich Berechtigte

	(3)	Such shareholder’s notice requesting inclusion of an item on the agenda of the General Meeting of Shareholders shall be signed by the shareholder of record making such request (or his or her duly authorized proxy or other representative), shall bear the date of signature of such shareholder (or proxy or other representative) and shall set forth: (i) the name and address, as they appear on the Company’s register of shareholders, of the shareholder proposing such business and the Beneficial Owner or Beneficial Owners, if any, on whose behalf such request is made; (ii) the number of shares of the Company which are legally and beneficially owned by such shareholder or Beneficial Owner or Beneficial Owners; (iii) a representation that such shareholder intends to appear in person or by proxy at the General Shareholder Meeting to introduce the business specified in the agenda item included in such notice; (iv) the dates upon which the shareholder acquired such shares; (v) documentary support for any claim of Beneficial Ownership; (vi) in the case of any agenda item relating to the election of directors, (A) the name and residence address of any person or persons to be nominated for election as a director by such shareholder, (B) a description of all arrangements or understandings between such shareholder or Beneficial Owner or Beneficial Owners and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such shareholder, (C) such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Regulation 14A under the Exchange Act, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the Board of Directors and (D) the written consent of each nominee to be named in a proxy statement and to serve as a director of the Company if so elected; and (vii) in the case of any agenda item relating to other business that such shareholder proposes to bring before the meeting, (I) a brief description of the business desired to be brought before the General Shareholders Meeting and, if such business includes a proposal to amend these Articles of Association, the language of the proposed amendment, (II) such shareholder’s and Beneficial Owner’s or Beneficial Owners’ reasons for conducting such business at the meeting and (III) any material interest in such business of such shareholder and Beneficial Owner or Beneficial Owners.

oder die wirtschaftlich Berechtigten das jeweilige Traktandum der Generalversammlung unterbreiten und (III) wesentliche Interesse des Aktionärs bzw. des wirtschaftlich Berechtigten oder der wirtschaftlichen Berechtigten an der traktandierten Angelegenheit.

(4)

Die Aktionäre haben ausserdem die anwendbaren Bestimmungen des Exchange Acts und der gemäss dem Exchange Act erlassenen Regeln und Regulierungen einzuhalten, soweit die in diesem Artikel 11 geregelte Materie betrofffen ist, einschliesslich der Rule 14a-4 und/oder der Rule 14a-8 des Exchange Acts. Sofern die Gesellschaft ausserdem an einer ausländischen Börse kotiert ist, ist die Gesellschaft berechtigt, die einschlägigen ausländischen Bestimmungen (falls relevant) im Zusammenhang mit der in diesem Artikel 11 geregelten Materie zu befolgen, ungeachtet gegenteiliger Ausführungen in diesem Artikel 11.

		(4)

In addition, shareholders shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article 11, including Rule 14a-4 and/or Rule 14a-8 of the Exchange Act. In addition, if the Company is listed on any foreign stock exchange, the Company shall be permitted to comply with the relevant rules and regulations (if any) that are applied in that foreign jurisdiction with regard to the subject matter of this Article 11, notwithstanding anything to the contrary in this Article 11.

(5)	Über Anträge zu nicht gehörig angekündigten Traktanden können an einer Generalversammlung keine Beschlüsse gefasst oder Abstimmungen durchgeführt werden. Anträge während der ordentlichen Generalversammlung, die (i) auf Einberufung einer ausserordentlichen Generalversammlung oder (ii) auf Einleitung einer Sonderprüfung gemäss Art. 697a OR lauten, müssen nicht wie oben beschrieben gehörig angekündigt werden.	(5)

No resolution or other vote may be passed at a General Meeting of Shareholders concerning an agenda item in relation to which due notice was not given. Proposals made during a General Meeting of Shareholders to (i) convene a special General Meeting or (ii) initiate a special investigation in accordance with article 697a of the Swiss Code of Obligations are not subject to the due notice requirement set forth herein.

(6)	Nicht im Voraus angekündigt werden müssen Anträge, die traktandierte Verhandlungsgegenstände betreffen oder über die kein Beschluss gefasst werden soll.	(6)	No prior notice is required to bring motions related to items already on the agenda or for the discussion of matters on which no resolution is to be taken.

Artikel 12 Vorsitz, Protokoll		Article 12 Chair, Minutes

(1)	Den Vorsitz in der Generalversammlung führt der Präsident des Verwaltungsrates oder bei dessen Abwesenheit ein anderes vom Verwaltungsrat bezeichnetes Mitglied des Verwaltungsrates oder ein anderer von der Generalversammlung für den betreffenden Tag bezeichneter Vorsitzender.	(1)	The General Meeting shall be chaired by the Chairman, or, in his or her absence, by another member of the Board of Directors designated by the Board of Directors, or by another Chairman elected for that day by the General Meeting.

(2)	Der Vorsitzende der Generalversammlung hat die für die Sicherstellung der ordnungsgemässen Durchführung einer Generalversammlung notwendigen und angemessenen Kompetenzen, einschliesslich der Kompetenz, die Versammlung zu vertagen.	(2)

The acting chair of the General Meeting of Shareholders shall have all powers and authority necessary and appropriate to ensure the orderly conduct of the General Meeting of Shareholders, including the power and authority to adjourn the meeting.

(3)	Der Vorsitzende bezeichnet einen Protokollführer sowie die Stimmenzähler (welche nicht Aktionäre sein müssen).	(3)	The Chairman shall designate a Secretary for the minutes as well as the vote counters (who need not be shareholders).

(4)	Der Verwaltungsrat ist für die Protokollführung verantwortlich. Das Protokoll wird vom Vorsitzenden und vom Protokollführer unterzeichnet.	(4)	The Board of Directors shall be responsible for the keeping of the minutes, which are to be signed by the Chairman and by the Secretary.

Artikel 13 Recht zur Teilnahme und Vertretung		Article 13 Right to Participation and Representation

(1)	Jeder im Aktienbuch eingetragene Aktionär mit Stimmrecht ist zur Teilnahme an der Generalversammlung sowie an dort abgehaltenen Abstimmungen berechtigt. Die Aktionäre dürfen sich durch Bevollmächtigte, die keine Aktionäre sein müssen, vertreten lassen. Der Verwaltungsrat kann eine Verfahrensordnung erlassen, welche die Einzelheiten des Rechtes zur Teilnahme und Vertretung an der Generalversammlung regelt.	(1)

Each shareholder recorded in the share register with voting rights is entitled to participate at the General Meeting of Shareholders and in any vote taken. The shareholders may be represented by holders of proxies who need not be shareholders. The Board of Directors may issue the particulars of the right to representation and participation at the General Meeting of Shareholders in procedural rules.

(2)	Zur Bestimmung der Aktionäre, welche zu einer Generalversammlung einzuladen und dort stimmberechtigt sind, kann der Verwaltungsrat einen Stichtag festlegen.	(2)	In order that the Company may determine the shareholders entitled to notice of or to vote at any General Meeting of Shareholders, the Board of Directors may fix a record date.

Artikel 14 Stimmrechte		Article 14 Voting Rights

(1)	Jede Aktie, die als Aktie mit Stimmrecht eingetragen ist, berechtigt zu einer Stimme. Das Stimmrecht steht unter dem Vorbehalt des Artikels 7 und dieses Artikels 14 der Statuten.	(1)	Each share registered with voting rights shall convey the right to one vote subject to the provisions of Article 7 and this Article 14 of these Articles of Association.

(2)	Wenn ein Clearing Nominee Vollmachten an Teilnehmer gewährt, müssen die Teilnehmer gegenüber der Gesellschaft auf deren schriftliche Anfrage die Namen, Adressen und Aktienbestände jeder Person offenlegen, für die der Teilnehmer Aktien hält. Der Verwaltungsrat kann mittels eines Ermessensentscheids die Ausübung von Stimmrechten oder die Anerkennung von Vollmachten verweigern, wenn sich ein Nominee oder Teilnehmer weigert, gegenüber der Gesellschaft die erwähnten Informationen offenzulegen.	(2)

If a Clearing Nominee grants proxies to Participants, the Participants must disclose to the Company at its written request the names, addresses and share holdings of each of the persons who have deposited shares with such Participant. The Board of Directors may, in its discretion, refuse to give effect to any such proxy if a Participant fails to make the required disclosure.

(3)	Wenn ein Nominee Stimmrechte auszuüben oder Vollmachten zu gewähren wünscht, muss er gegenüber der Gesellschaft auf deren schriftliche Anfrage die Namen, Adressen und Aktienbestände jeder Person offenlegen, für die der Nominee diejenigen Aktien hält, deren Stimmrecht er auszuüben oder bezüglich derer er Vollmachten zu erteilen wünscht. Der Verwaltungsrat kann mittels eines Ermessensentscheid die Ausübung von Stimmrechten oder die Anerkennung von Vollmachten verweigern, wenn sich ein Nominee weigert, gegenüber der Gesellschaft die erwähnten Informationen offenzulegen.	(3)	If a Nominee wishes to exercise voting rights or grant proxies, it must disclose to the Company at its written request the names, addresses and share holdings of each of the persons for who such Nominee is holding the shares that it wishes to vote or in relation to which it grants proxies. The Board of Directors may, in its discretion, refuse to give effect to any such vote or proxy if a Nominee fails to make the required disclosure.

(4)

Wenn eine Person wirtschaftlich an mehr Aktien als der durch die Eintragungsbeschränkung definierten Anzahl berechtigt ist, so ist diese Person nur befugt, diejenigen Stimmen an einer ordentlichen oder ausserordentlichen Generalversammlung abzugeben, welche sich aus der Anzahl vertretener Aktien ergeben, die anzahlmässig der Eintragungsbeschränkung entsprechen (vorbehältlich den Bestimmungen in Artikel 7). Die Anzahl der von einer Person wirtschaftlich beherrschten Aktien und die einer Person zustehenden Anzahl Stimmen wird durch den Verwaltungsrat nach Treu und Glauben festgelegt. Zwecks Umsetzung der Bestimmungen dieses Artikels ist der Verwaltungsrat ermächtigt, jederzeit von jeder Person, welche öffentlich bekanntgibt, an Aktien wirtschaftlich berechtigt zu sein, einschliesslich durch Meldungen an die SEC, oder der Gesellschaft dies anzeigt, zu verlangen, dass diese Person Auskunft gibt hinsichtlich aller Aktien, an denen sie wirtschaftlich berechtigt ist und die entweder direkt oder indirekt durch Nominees oder andere Personen zu ihren Gunsten gehalten werden.

(4)

If any person Beneficially Owns shares in excess of the Cap, such person shall only be entitled to cast votes at any annual or special General Meeting of Shareholders represented by the number of shares that is equal to the Cap (subject to the provisions of Article 7). Determinations with respect to the number of shares Beneficially Owned by any person and the number of votes any person is entitled to shall be made by the Board of Directors acting in good faith. In furtherance of the provisions of this section, the Board of Directors is authorized at any time to request from any person which discloses publicly, including in any filing with the SEC, or to the Company, that it Beneficially Owns shares, that such person provide information with respect to all shares that it Beneficially Owns, either directly or which are being held by Nominees or other persons on its behalf.

(5)

Der Verwaltungsrat kann Ausnahmen von der in diesem Artikel 14 enthaltenen Stimmrechtsbeschränkung bewilligen, um Personen, denen die wirtschaftliche Berechtigung an Aktien über die Stimmrechtsbeschränkung hinaus zustehen, die Stimmabgabe an einer ordentlichen oder ausserordentlichen Generalversammlung für die vertretenen Aktien über die Stimmrechtsbeschränkung hinaus zu ermöglichen, einschliesslich und nicht im Sinne einer abschliessenden Aufzählung (i) in Bezug auf Nominees und Clearing Nominees und (ii) in Bezug auf Aktien über die Stimmrechtsbeschränkung hinaus, an denen eine Gegenpartei zu einer Fusion, einem Zusammenschluss, einem Joint Venture, einer Partnerschaft, einem Aktientausch, einer strategischen Allianz oder einer Sacheinlage wirtschaftlich berechtigt ist oder einer Person, die in einer Spaltung, einer Umwandlung oder in andere besondere Umstände involviert ist, wie bspw. ein Übernahmeangebot in Bezug auf die Gesellschaft, welches die Gesellschaft handelnd durch die Mehrheit des Verwaltungsrates gutgeheissen und den Aktionären der Gesellschaft zur Annahme empfohlen hat. Soweit nicht vom Verwaltungsrat anderweitig festgelegt, gelten die in Artikel 14 enthaltenen Stimmrechtsbeschränkungen nicht für Clearing Nominees, wobei die Stimmrechtsbeschränkung auch in Bezug auf von Clearing Nominees für einen wirtschaftlich Berechtigten gehaltenen Aktien gelten und zwar in Bezug auf alle von einem wirtschaftliche Berechtigten gehaltenen Aktien, ob direkt oder indirekt durch einen oder mehrere Nominees.

(5)

The Board of Directors may approve exceptions to the voting limitation contained in this Article 14 to allow persons Beneficially Owning shares in excess of the Cap to cast votes at any annual or special General Meeting of Shareholders represented by shares Beneficially Owned by such person in excess of the Cap, including without limitation exceptions (i) with respect to Nominees and Clearing Nominees and (ii) with respect to shares in excess of the Cap that are Beneficially Owned by a counterparty to a merger, consolidation, joint venture, partnership, share exchange, strategic alliance or contribution in kind or a person involved in a demerger, conversion or other special circumstances such as a tender offer in relation to the Company that the Company acting through a majority of the Board of Directors has approved and recommended to the Company’s shareholders. Unless the Board of Directors determines otherwise, the voting limitation contained in this Article 14 shall not apply to Clearing Nominees, except that the Cap on voting shall apply with respect to shares held by Clearing Nominees on behalf of a Beneficial Owner in respect of all shares Beneficially Owned by such Beneficial Owner whether directly or indirectly through one or more Nominees.

(6)	Die Stimmrechtsbeschränkung gemäss Artikel 14 Absatz 4 findet keine Anwendung auf die rechtmässige Stimmrechtsausübung für institutionelle Stimmrechtsvertreter.	(6)	The voting limitation contained in Article 14 para. 4 shall not apply to the exercise of voting rights pursuant to the statutory rules on institutional shareholder representatives.

Artikel 15 Beschlüsse und Wahlen		Article 15 Resolutions and Elections

(1)

Sofern das Gesetz oder diese Statuten nicht anderes vorsehen, fasst die Generalversammlung ihre Beschlüsse und entscheidet ihre Wahlen mit der absoluten Mehrheit der an der Generalversammlung vertretenen Aktienstimmen. Absolute Mehrheit bedeutet die Hälfte plus eine der Aktienstimmen, die an der Generalversammlung vertreten sind und die in Bezug auf die entsprechende Beschlussfassung oder Wahl stimmberechtigt sind; nicht stimmberechtigte Aktienstimmen gelten mit Bezug auf die entsprechende Beschlussfassung oder Wahl als nicht vertretene Aktien (so dass hinsichtlich der Berechnung der Anzahl vertretener und stimmberechtigter Aktien mit Bezug auf eine Beschlussfassung oder Wahl Enthaltungen berücksichtigt, aber “Broker Non-Votes” nicht berücksichtigt werden).

		(1)	Unless otherwise provided for in these Articles of Association or as required by law, the General Meeting of Shareholders shall take resolutions and conduct elections upon an absolute majority of the shares represented at the General Meeting of Shareholders. Absolute majority means half plus one of the shares represented at the General Meeting of Shareholders and eligible to be voted with respect to the relevant resolution or election; shares not eligible to be voted shall be deemed not to be represented with respect to the relevant resolution or election (such that abstentions shall be included, but Broker Non-Votes shall not be included in the calculation of the number of shares represented at the meeting and eligible to be voted with respect to the relevant resolution or election).

(2)	Die Generalversammlung wählt die Mitglieder des Verwaltungsrates mit der absoluten Mehrheit der an einer Generalversammlung abgegebenen Stimmen. Sofern der Vorsitzende feststellt, dass die Anzahl der vorgeschlagenen Verwaltungsratskandidaten die Anzahl zu wählender Verwaltungsräte übersteigt, werden die Verwaltungsräte durch Pluralität der (persönlich oder in Vertretung) abgegebenen und stimmberechtigten Ja-Stimmen gewählt (so dass hinsichtlich der Berechnung der Anzahl abgegebener Stimmen mit Bezug auf eine solche Wahl Enthaltungen und “Broker Non-Votes” nicht berücksichtigt werden). “Pluralität” bedeutet, dass derjenige, welcher die grösste Anzahl Stimmen für einen frei werdenden Sitz erhält, für diesen Verwaltungsratssitz gewählt ist.	(2)

The General Meeting of Shareholders shall decide elections of members of the Board of Directors upon an absolute majority of the votes cast at the General Meeting of Shareholders. At any election in which the Chairman determines that the number of persons properly nominated to serve as members of the Board of Directors exceeds the number of members to be elected, members are elected by the affirmative vote of a plurality of the votes cast (in person or by proxy) and eligible to be voted with respect to the relevant election at the General Meeting of Shareholders (such that abstentions and Broker Non-Votes shall not be included in the calculation of the number of votes cast with respect to such election). A “plurality” means that the individual who receives the largest number of votes cast for a board seat is selected to that board seat.

(3)	Ein amtierendes Verwaltungsratsmitglied kann mit oder ohne Grund mit mindestens 2/3 der vertretenen und in Bezug auf die Abwahl stimmberechtigten Aktien abgewählt werden (so dass hinsichtlich der Berechnung der Anzahl vertretener und stimmberechtigter Aktien mit Bezug auf die Abwahl eines Verwaltungsrats Enthaltungen berücksichtigt, aber “Broker Non-Votes” nicht berücksichtigt werden).	(3)

A serving member of the Board of Directors may be removed with or without cause only upon the approval of at least two-thirds of the shares represented at the General Meeting of Shareholders and eligible to be voted with respect to the removal of such director (such that abstentions shall be included, but Broker Non-Votes shall not be included in the calculation of the number of shares represented at the meeting and eligible to be voted with respect to the removal of such director).

(4)	Wahlen und Abstimmungen werden durch schriftliche Stimmabgabe entschieden, sofern nicht die Generalversammlung oder deren Vorsitzender eine Wahl oder Abstimmung durch Handaufheben anordnet. Der Vorsitzende kann Wahlen oder Abstimmungen auch mit Hilfe eines elektronischen Systems abhalten lassen. Wahlen und Abstimmungen mit Hilfe eines elektronischen Systems sind den Wahlen und Abstimmungen mittels schriftlicher Stimmabgabe gleichgestellt.		(4)

Resolutions and elections shall be decided by written ballots, unless a show of hands is resolved by the General Meeting of Shareholders or is ordered by the acting chair of the General Meeting of Shareholders. The acting chair may also hold resolutions and elections by use of an electronic voting system. Electronic resolutions and elections shall be considered equal to resolutions and elections taken by way of a written ballot.

(5)	Der Vorsitzende der Generalversammlung kann jederzeit eine Wahl oder Abstimmung durch Handaufheben in Form einer schriftlichen Stimmabgabe oder mit Hilfe eines elektronischen Systems wiederholen lassen, wenn er am Resultat der Wahl oder Abstimmung zweifelt. In diesem Fall wird die zuvor durch Handaufheben durchgeführte Wahl oder Abstimmung so behandelt, als hätte sie nicht stattgefunden.		(5)	The chair of the General Meeting of Shareholders may at any time order that an election or resolution decided by a show of hands be repeated by way of a written or electronic ballot if he considers the vote to be in doubt. The resolution or election previously held by a show of hands shall then be deemed to not have taken place.

Artikel 16 Qualifizierte Mehrheiten			Article 16 Special Vote

(1)	Die Zustimmung von mindestens 66 2/3% der an der Generalversammlung vertretenen und stimmberechtigten Aktien ist erforderlich für:		(1)	The approval of at least 66 2/3% of the shares represented at the General Meeting of Shareholders and eligible to be voted shall be required for the following matters:
	(a)	die Änderung des Zwecks der Gesellschaft;		(a)	the change of the company purpose;
	(b)	die Schaffung von Stimmrechtsaktien;		(b)	the creation of shares with privileged voting rights;
	(c)	jede Änderung von Artikel 7 oder Artikel 14, Abs. 4 oder 5 dieser Statuten;		(c)	any change to Article 7 or Article 14, para. 4 or 5 of these Articles of Association;
	(d)	die Einschränkung der Übertragbarkeit von Namenaktien;		(d)	the restriction of the transferability of registered shares;
	(e)	den Erlass, die Erleichterung oder die Aufhebung der Übertragbarkeit von Namenaktien;		(e)	the waiver, reduction or withdrawal of restrictions upon the transfer of registered shares;
	(f)	eine genehmigte oder bedingte Kapitalerhöhung;		(f)	an increase of authorized or conditional share capital;

	(g)	eine Kapitalerhöhung aus Eigenkapital, gegen Sacheinlage oder zwecks Sachübernahme oder die Gewährung besonderer Vorteile;		(g)	an increase of capital out of equity, against contribution in kind, or for the purpose of acquisition of assets or the granting of special benefits;
	(h)	die Einschränkung oder Aufhebung von Bezugsrechten;		(h)	the limitation or withdrawal of pre-emptive rights;

	(i)	die Sitzverlegung der Gesellschaft;		(i)	the change of the domicile of the Company;

	(j)	die Auflösung der Gesellschaft;		(j)	the liquidation of the Company;

	(k)	die Fusion, Spaltung oder Umwandlung der Gesellschaft; und		(k)	the merger, de-merger or conversion of the Company; and

	(l)	die Umwandlung von Namenaktien in Inhaberaktien und umgekehrt.		(l)	the conversion of registered shares into bearer shares and vice versa.

(2)	Mit Bezug auf Beschlüsse über vorstehend genannte Angelegenheiten gelten nicht stimmberechtigte Aktien für den relevanten Beschluss als nicht vertreten (so dass hinsichtlich der Berechnung der Anzahl vertretener und stimmberechtigter Aktien mit Bezug auf den relevanten Beschluss Enthaltungen berücksichtigt, aber “Broker Non-Votes” nicht berücksichtigt werden).		(2)

Shares not eligible to be voted with respect to a resolution relating to any of the foregoing matters shall be deemed not to be represented with respect to such resolution (such that abstentions shall be included, but Broker Non-Votes shall not be included, in the calculation of the number of shares represented at the meeting, and eligible to be voted with respect to such resolution).

(3)

Die Zustimmung von mindestens 75% der an der Generalversammlung vertretenen und stimmberechtigten Aktien wird benötigt für jede Änderung von Artikel 9 Abs. 1, Artikel 11, Artikel 14 Abs. 1, 2, 3 oder 6, Artikel 15 Abs. 3, diesen Artikel 16, Artikel 18, Artikel 19, Artikel 20, Artikel 23, Artikel 26 oder Artikel 29 dieser Statuten. Für einen Beschluss nicht stimmberechtigte Aktien gelten mit Bezug auf den entsprechenden Beschluss als nicht vertreten (so dass hinsichtlich der Berechnung der Anzahl vertretener und stimmberechtigter Aktien mit Bezug auf den entsprechenden Beschluss Enthaltungen berücksichtigt, aber “Broker Non-Votes” nicht berücksichtigt werden).

(3)

The approval of at least 75% of the shares represented at the General Meeting of Shareholders and eligible to be voted shall be required for any change to Article 9 para. 1, Article 11, Article 14 para. 1, 2, 3, or 6, Article 15 para. 3, this Article 16, Article 18, Article 19, Article 20, Article 23, Article 26 or Article 29 of these Articles of Association. Shares not eligible to be voted with respect to the relevant resolution shall be deemed not to be represented with respect to such resolution (such that abstentions shall be included, but Broker Non-Votes shall not be included, in the calculation of the number of shares represented at the meeting and eligible to be voted with respect to such resolution).

Artikel 17 Anwesenheitsquorum			Article 17 Presence Quorum

(1)	Jeder Beschluss und jede Wahl der Generalversammlung setzt voraus, dass zum Zeitpunkt der Konstituierung der Generalversammlung zumindest die Hälfte und eine aller		(1)	All resolutions and elections made by the General Meeting of Shareholders require, at the time when the General Meeting of Shareholders proceeds to business,

	stimmberechtigten Aktien anwesend ist (wobei Enthaltungen und Broker Non-Votes für das Zustandekommen eines Anwesenheitsquorums der Aktionäre als anwesend zu betrachten sind).	the presence of half plus one of all shares entitled to vote (whereby abstentions and Broker Non-Votes shall be regarded as present for purposes of establishing a presence quorum of shareholders).

(2)	Nach Bekanntgabe des Erreichens des Anwesenheitsquorums an der Generalversammlung können die an der Generalversammlung vertretenen Aktionäre mit der Behandlung der traktandierten Geschäfte fortfahren, unbesehen davon, ob das gemäss Artikel 17 Absatz 1 geforderte Anwesenheitsquorum an der Generalversammlung erhalten bleibt.	(2)

Following announcement of the presence quorum at the meeting, the shareholders present at a General Meeting of Shareholders may continue to transact business, whether or not a quorum of shareholders meeting the requirement of Article 17 para. 1 above continues to be present at such General Meeting of Shareholders.

Artikel 18 Anzahl Verwaltungsräte		Article 18 Number of Directors

Der Verwaltungsrat besteht zu Beginn aus 11 Mitgliedern. Änderungen der Anzahl Mitglieder können mit Zustimmung von mindestens 2/3 der an der Generalversammlung vertretenen und hinsichtlich der Änderung der Anzahl Verwaltungsräte stimmberechtigten Aktienstimmen vorgenommen werden, wobei, wenn die Gesellschaft, handelnd durch eine Mehrheit der Verwaltungsräte, den Aktionären eine solche Statutenänderung vorgeschlagen hat, (1) das spezielle Mehrheitserfordernis gemäss diesem Artikel 18 keine Anwendung findet in Bezug auf eine entsprechende Statutenänderung durch die Generalversammlung, zu deren Handen der Verwaltungsrat einen entsprechenden Vorschlag gemacht hat, und (2) sofern vom Gesetz nichts anderes vorgeschrieben ist (in welchem Fall die vorgeschriebene Mehrheit zur Anwendung käme), die erforderliche Mehrheit für eine solche Statutenänderungen derjenigen gemäss Artikel 15 Absatz 1 entspricht. Aktien, die mit Bezug auf den Beschluss der Änderung der Anzahl Verwaltungsräte nicht stimmberechtigt sind, gelten beim entsprechenden Beschluss als nicht vertreten (so dass hinsichtlich der Berechnung der Anzahl vertretener und stimmberechtigter Aktien mit Bezug auf den entsprechenden Beschluss Enthaltungen berücksichtigt werden, aber Broker Non-Votes nicht berücksichtigt werden).

The Board of Directors shall initially consist of 11 members, subject to a change in the number of members with the approval of at least two-thirds of the shares represented at the General Meeting of Shareholders and eligible to be voted with respect to a change in the number of directors, provided that if the Company acting through a majority of the Board of Directors has recommended to the Company’s shareholders that they approve such action, (1) the super majority requirement set forth in this Article 18 shall not apply with respect to such action for purposes of the General Meeting of Shareholders at which the Board of Directors has made such recommendation and (2) except as otherwise provided by law (in which case the required approval shall be as so provided), the required majority for such action shall be as set forth in Article 15 para. 1. Shares not eligible to be voted with respect to a change in the number of directors shall be deemed not to be represented at the relevant resolution (such that abstentions shall be included, but Broker Non-Votes shall not be included, in the calculation of the number of shares represented at the meeting and eligible to be voted with respect to such resolution).

Artikel 19 Amtsdauer		Article 19 Term of Office
(1)

Die Verwaltungsräte werden in drei (3) Klassen eingeteilt, die als Klasse I, Klasse II und Klasse III bezeichnet werden, wobei jede Klasse so genau wie möglich aus einem Drittel der gesamten Anzahl Verwaltungsräte bestehen soll. Die Amtsdauer der erstmals gewählten Verwaltungsräte der Klasse I endet an der ordentlichen Generalversammlung der Aktionäre 2013. Die Amtsdauer der erstmals gewählten Verwaltungsräte der Klasse II endet an der ordentlichen Generalversammlung der Aktionäre 2014. Die Amtsdauer der erstmals gewählten Verwaltungsräte der Klasse III endet an der ordentlichen Generalversammlung der Aktionäre 2015. Anlässlich

(1)

The directors are divided into three (3) classes designated Class I, Class II and Class III, each class to consist as nearly as possible of one-third of the number of directors then constituting the whole Board. The term of office for the initial directors in Class I shall expire at the annual General Meeting of Shareholders in 2013. The term of office for the initial directors in Class II shall expire at the annual General Meeting of Shareholders in 2014. The term of office for the initial directors in Class III shall expire at the annual General Meeting of Shareholders in 2015. At each annual General Meeting of Shareholders, commencing with the first regularly scheduled annual General Meeting of jeder ordentlichen Generalversammlung der Aktionäre, beginnend mit der ersten regulär angesetzten ordentlichen Generalversammlung 2013, soll der jeweilige Nachfolger eines erstmals gewähltenVerwaltungsrates einer Klasse, dessen Amtsdauer bei der jeweiligen ordentlichen Generalversammlung abgelaufen ist, für eine Amtsdauer von drei Jahren gewählt werden, die bis zur dritten seiner Wahl folgenden ordentlichen Generalversammlung und bis sein bzw. ihr jeweiliger Nachfolger ordentlich gewählt ist, dauern soll. Ungeachtet der vorstehenden Bestimmungen dieses Artikels 19 soll jedes Verwaltungsratsmitglied im Amt bleiben, bis sein Nachfolger bzw. seine Nachfolgerin ordentlich gewählt worden ist oder bis zu seinem oder ihrem Tod, Rücktritt oder seiner oder ihrer Abwahl. Sofern die Anzahl der Verwaltungsratsmitglieder nach Inkrafttreten der Statuten geändert wird, ist jede neu geschaffene bzw. gestrichene Stelle eines Verwaltungsrates den Klassen so zuzuteilen, dass die einzelnen Klassen im Rahmen des praktisch Realisierbaren möglichst gleich gross sind, wobei eine Reduzierung der Anzahl Verwaltungsräte keine Verkürzung der Amtsdauer eines bestehenden Verwaltungsratsmitgliedes zur Folge haben darf.

Shareholders in 2013, each of the successors elected to replace the initial directors of a class whose term shall have expired at such annual General Meeting of Shareholders shall be elected to hold office for a three year term until the third annual General Meeting of Shareholders next succeeding his or her election and until his or her respective successor shall have been duly elected. Notwithstanding the foregoing provisions of this Article 19, each director shall serve until his or her successor is duly elected or until his or her death, resignation, or removal. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(2)	Sofern vor Ende einer Amtsdauer ein Verwaltungsratsmitglied aus irgend einem Grund ersetzt werden sollte, läuft die Amtsdauer des neu gewählten Mitglieds des Verwaltungsrats am Ende der Amtsdauer seines Vorgängers bzw. seiner Vorgängerin ab.	(2)	If, before the expiration of his or her term of office, a Director should be replaced for whatever reason, the term of office of the newly elected member of the Board of Directors shall expire at the end of the term of office of his or her predecessor.

Artikel 20 Organisation des Verwaltungsrats		Article 20 Organization of the Board

Der Verwaltungsrat konstituiert sich selber. Er wählt seinen Präsidenten und einen Sekretär, der nicht dem Verwaltungsrat angehören muss. Bei Stimmengleichheit anlässlich eines Beschlusses des Verwaltungsrats hat der Präsident keinen Stichentscheid.

The Board of Directors shall constitute itself. It shall appoint its Chairman and a Secretary who does not need to be a member of the Board of Directors. In the event of a tie vote with respect to any resolution of the Board of Directors, the Chairman does not have a casting or deciding vote.

Artikel 21 Schadloshaltung		Article 21 Indemnification

(1)	Die Gesellschaft hält die gegenwärtigen und ehemaligen Mitglieder des Verwaltungsrates, die mit der Geschäftsführung befassten Personen, die vom Verwaltungsrat als solche bestimmt sind, sowie jede Person, die auf Ersuchen der Gesellschaft als Verwaltungsrat oder als eine mit der Geschäftsführung befasste Person einer anderen Gesellschaft tätig war (jeder einzelne dieser Personen eine “Versicherte Person”) soweit als möglich im Rahmen des gesetzlich Zulässigen schadlos für alle Ausgaben, inklusive Anwaltshonorare, Gerichtsurteile, Bussen und	(1)	To the fullest extent permitted by law, the Company shall indemnify any current or former member of the Board of Directors, officer as defined or appointed by the Board of Directors or any person who is serving or has served at the request of the Company as a member of the Board of Directors or as an officer of another corporation (each individually, a “Covered Person”), against any expenses, including attorneys’ fees, judgments, fines, and amounts paid or to be paid in settlement actually and reasonably incurred or to be incurred by him or her in connection with any vergleichsweise bezahlte oder zu bezahlende Summen, die vernünftigerweise im Zusammenhang mit drohenden, hängigen oder abgeschlossene Klagen, Prozessen oder Verfahren sowohl zivilrechtlicher, verwaltungsrechtlicher als auch strafrechtlicher Natur entstehen oder entstanden sind, in welchen die Versicherte Person Partei war, ist, oder angedroht ist, dass sie eine Partei werden wird, oder in welchen die Versicherte Person auf andere Weise involviert ist (je ein “Verfahren”), weil sie eine Versicherte Person war oder ist. Ungeachtet des vorangehenden Satzes gilt dieser Absatz nicht für die Revisionsstelle oder die Spezialrevisionsstelle der Gesellschaft.

threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was, is, or is threatened to be made a party, or is otherwise involved (each a “proceeding”), because he or she is or was a Covered Person. Notwithstanding the preceding sentence, this section shall not extend to any person holding the office of auditor or special auditor in relation to the Company.

(2)

Eine Schadloshaltung durch die Gesellschaft gemäss diesem Artikel 21 kommt nur in Frage, wenn im Einzelfall entschieden wird, dass die Schadloshaltung unter den vorliegenden Umständen angebracht ist, weil die Voraussetzungen gemäss Artikel 21 Abs. 1 erfüllt sind. Eine solche Entscheidung betreffend einer Versicherten Person, die zu diesem Zeitpunkt Mitglied des Verwaltungsrates oder der Geschäftsleitung ist, fällt (a) der Verwaltungsrat mit Mehrheitsbeschluss der nicht in das Verfahren als Partei involvierten Mitglieder, auch wenn ein erforderliches Quorum nicht erfüllt ist; (b) ein Ausschuss von solchen Verwaltungsratsmitgliedern mit Mehrheitsbeschluss, auch wenn ein erforderliches Quorum nicht erfüllt ist; (c) wenn es keine solchen Verwaltungsratsmitglieder gibt, oder wenn diese es so bestimmen, ein unabhängiger Rechtsberater durch ein schriftliches Rechtsgutachten; oder (d) die Generalversammlung. Soweit jedoch eine Versicherte Person in der Sache oder anderswie in der Verteidigung eines Verfahrens oder in der Abwehr geltend gemachter Ansprüche, Klagen oder Verfahrensangelegenheiten erfolgreich ist, wird die Versicherte Person schadlos gehalten für Ausgaben (inklusive Anwaltskosten), welche tatsächlich und vernünftigerweise in diesem Zusammenhang entstanden sind, ohne dass die Schadloshaltung im Einzelfall bewilligt werden muss.

		(2)	Any indemnification under this Article 21 shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances because the conditions under Article 21 para. (1) are met. Such determination shall be made, with respect to a Covered Person who is a member of the Board of Directors or officer at the time of such determination, (a) by a majority vote of the members of the Board of Directors who are not parties to such proceeding, even though less than a quorum; (b) by a committee of such members of the Board of Directors designated by a majority vote of such the Board of Directors, even though less than a quorum; (c) if there is no such member of the Board of Directors, or if such member of the Board of Directors so directs, by independent legal counsel in a written opinion; or (d) by the General Meeting of Shareholders. To the extent, however, that any Covered Person has been successful on the merits or otherwise in defense of any proceeding, or in defense of any claim, issue or matter therein, such Covered Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

(3)	Ausgaben, inklusive Anwaltskosten, welche im Zusammenhang mit der Verteidigung in Verfahren entstehen, für welche eine Schadloshaltung gemäss diesem Artikel 21 zulässig ist, werden durch die Gesellschaft vor dem endgültigen Entscheid über dieses Verfahren vorgeschossen, nachdem die Versicherte Person gegenüber dem Verwaltungsrat eine Zusicherung abgegeben hat, den Betrag zurückzuzahlen, falls festgestellt wird, dass sie gemäss diesen Statuten nicht zur Schadloshaltung durch die Gesellschaft berechtigt ist.	(3)	Expenses, including attorneys’ fees, incurred in defending any proceeding for which indemnification is permitted pursuant to this Article 21 shall be paid by the Company in advance of the final disposition of such proceeding upon receipt by the Board of Directors of an undertaking by or on behalf of the Covered Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company under these Articles of Association.

(4)

Die Schadloshaltung gemäss diesem Artikel 21 nicht als exklusiv zu betrachten (a) gegenüber anderen Rechten, welche denjenigen, die Schadloshaltung oder Vorschüsse verlangen, zustehen, sei dies gemäss Gesetz, diesen Statuten, separaten Abmachungen, durch die Gesellschaft abgeschlossene Versicherungen, Entscheide der Aktionäre oder von unbeteiligten Mitgliedern des Verwaltungsrates, oder gemäss dem Entscheid (irgendwelcher Art) eines zuständigen Gerichts, oder aus anderen Gründen, jeweils in Bezug auf deren offizielle Funktion und im Hinblick auf eine andere Funktion während der betreffenden Amtszeit, oder (b) gegenüber dem Recht der Gesellschaft, jede Person, die Angestellte oder Beauftragte der Gesellschaft oder - auf Wunsch der Gesellschaft - einer anderen Gesellschaft, eines Joint-Ventures, eines Trusts oder einer anderen Unternehmung ist oder war, im selben Umfang und in den selben Situationen und unter Vorbehalt der selben Entscheide wie oben für Versicherte Personen beschrieben, schadlos zu halten. In Artikel 21 bedeuten Bezugnahmen auf die “Gesellschaft” auch betroffene Gesellschaften im Rahmen einer Konsolidierung oder Fusion, in welchen die Gesellschaft oder eine ihrer Vorgängerinnen aufgrund einer Konsolidierung oder Fusion involviert waren. Die Schadloshaltung gemäss Artikel 21 gilt auch für Personen, die nicht mehr als Verwaltungsräte oder mit der Geschäftsführung betraute Personen tätig sind und kommt auch ihren Erben, Willensvollstreckern und Erbschaftsverwaltern zugute.

		(4)	The indemnification provided by this Article 21 shall not be deemed exclusive (a) of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, these Articles of Association, any separate agreement, any insurance purchased by the Company, vote of shareholders or disinterested members of the Board of Directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, or (b) of the power of the Company to indemnify any person who is or was an employee or agent of the Company or of another corporation, joint venture, trust or other enterprise which he or she is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth with respect to a Covered Person. As used in this Article 21, references to the “Company” include all constituent corporations in a consolidation or merger in which the Company or a predecessor to the Company by consolidation or merger was involved. The indemnification provided by this Article 21 shall continue as to a person who has ceased to be a member of the Board of Directors or officer and shall inure to the benefit of their heirs, executors, and administrators.

(5)

Die Gesellschaft kann Versicherungen abschliessen für Versicherte Personen oder für Personen, die auf Wunsch der Gesellschaft als Verwaltungsrat, Geschäftsleitungsmitglied, Angestellter oder Beauftragter einer anderen Gesellschaft, einer Partnership, eines Joint Ventures, eines Trusts oder eines anderen Unternehmens, oder in einer treuhänderischen oder anderen Funktion im Rahmen eines von der Gesellschaft unterhaltenen Mitarbeiterbeteiligungsplanes, tätig sind oder waren, gegen Haftungsansprüche, die gegen diese Personen in ihrer jeweiligen Funktion oder dem resultierenden Status vorgebracht werden und diese belasten, unabhängig davon, ob die Gesellschaft die Ermächtigung hätte, diese Personen gegen einen solchen Haftungsanspruch gemäss Artikel 21 schadlos zu halten. Die Versicherungsprämien werden der Gesellschaft in Rechnung gestellt und von dieser oder ihren Tochtergesellschaften bezahlt.

		(5)	The Company may procure insurance on behalf of any Covered Person, or any person who is or was serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, or in a fiduciary or other capacity with respect to any employee benefit plan maintained by the Company, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of this Article 21. The insurance premiums shall be charged to and paid by the Company or its subsidiaries.

(6)	Eine Aufhebung oder Änderung von Artikel 21 darf die Rechte eines Verwaltungsrats, eines Geschäftsleitungsmitglieds, eines Angestellten oder Vertreters der Gesellschaft in Bezug auf jegliche Vorkommnisse oder Angelegenheiten, welche vor einer solchen Aufhebung oder Änderung eingetreten sind, in keiner Weise verschlechtern oder erschweren.	(6)	No repeal or modification of this Article 21 shall in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Company hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

Artikel 22 Oberleitung, Delegation		Article 22 Ultimate Direction, Delegation

(1)	Der Verwaltungsrat hat die Oberleitung der Gesellschaft sowie die Aufsicht über die Geschäftsleitung. Er vertritt die Gesellschaft gegenüber Dritten und kann in allen Angelegenheiten Beschluss fassen, welche nicht gemäss Gesetz, Statuten oder vom Verwaltungsrat erlassenen Reglementen einem anderen Organ zugewiesen sind.	(1)

The Board of Directors is entrusted with the ultimate direction of the Company as well as the supervision of the management. It represents the Company towards third parties and attends to all matters which are not delegated to or reserved for another corporate body of the Company by law, the Articles of Association or regulations issued by the Board of Directors.

(2)	Der Verwaltungsrat kann aus seiner Mitte Ausschüsse bestellen oder einzelne Mitglieder bestimmen, welche mit der Vorbereitung und/oder Ausführung seiner Beschlüsse oder der Überwachung der Geschäfte betraut sind.	(2)	The Board of Directors may delegate preparation and/or implementation of its decisions and supervision of the business to committees or to individual members of the Board of Directors.

(3)	Mit Ausnahme der unübertragbaren Befugnisse kann der Verwaltungsrat die Geschäftsführung ganz oder teilweise sowie die Vertretungsberechtigung an einzelne oder mehrere Personen, einschliesslich Mitglieder des Verwaltungsrats, oder an Dritte, welche keine Aktionäre zu sein brauchen, übertragen. Der Verwaltungsrat erlässt hierzu Reglemente und die erforderliche vertraglichen Rahmenbedingungen.	(3)

While reserving its non-transferable powers, the Board of Directors may further delegate the management of the business or parts thereof and representation of the Company to one or more persons, including members of the Board of Directors or others who need not be shareholders. The Board of Directors shall record all such arrangements in a set of regulations for the Company and set up the necessary contractual framework.

(4)	Das Organisationsreglement wird vom Verwaltungsrat festgelegt.	(4)	The organizational regulations shall be defined by the Board of Directors.

Artikel 23 Befugnisse		Article 23 Duties

Der Verwaltungsrat hat folgende unübertragbare und unentziehbare Befugnisse:		The Board of Directors has the following non-transferable and inalienable duties:
(1)	die Oberleitung der Gesellschaft sowie die Schaffung der entsprechenden Reglemente und Verfahren im Hinblick auf eine ordnungsgemässe Organisation des Geschäfts;	(1)	to ultimately manage and direct the Company and to establish such regulations and procedures to properly organize its business;

(2)	die Festlegung der Organisation und der Strategie;	(2)	to determine the overall organization and strategy;

(3)	die Ausgestaltung ihres Rechnungswesens, namentlich die Bestimmung der anzuwendenden Rechnungslegungsprinzipien, der Strukturierung des Buchhaltungssystems, der Finanzkontrolle und der internen Revision sowie die Organisation der Finanzplanung;	(3)	to organize its finances, in particular to determine the applicable accounting principles, the structuring of the accounting system, the financial controls and the internal audit function as well as organize its financial planning;

(4)	die Ernennung und Abberufung der mit der Geschäftsleitung und der Vertretung betrauten Personen;	(4)	to appoint and remove the persons entrusted with the management and representation of the Company;

(5)	die Erteilung der Zeichnungsberechtigung im Namen der Gesellschaft;	(5)	to grant signatory power in the name and on behalf of the Company;

(6)	die Verifizierung der Qualifikationen der besonders befähigten unabhängigen Revisionsstelle der Gesellschaft;	(6)	to verify the professional qualifications of the specially qualified independent auditor of the Company;

(7)	die Oberaufsicht über die mit der Geschäftsführung und der Vertretung betrauten Personen der Gesellschaft, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und anderen Weisungen;	(7)

to ultimately supervise the persons entrusted with the management of the Company, in particular with respect to their compliance with the law, the Articles of Association, the Organizational Regulations and other regulations and directives;

(8)	die Erstellung des Geschäftsberichts der Gesellschaft (einschliesslich Jahresrechnung) sowie die Organisation und Durchführung der Generalversammlung und die Ausführung ihrer Beschlüsse;	(8)	to prepare the Company’s business report (including the financial statements) as well as to organize and conduct the General Meeting of Shareholders, and to implement shareholder resolutions;

(9)	Beschlussfassung betreffend Kapitalerhöhungen, sofern diese in der Kompetenz des Verwaltungsrates liegen, sowie die damit verbundenen Feststellungsbeschlüsse und Änderungen dieser Statuten;	(9)

to pass resolutions regarding increases in share capital, as far as they are within the competence of the Board of Directors as well as the adoption of capital increases and the amendments to these Articles of Association entailed therewith;

(10)	der Vorschlag von Sanierungsmassnahmen an die Generalversammlung, wenn die Hälfte des Aktienkapitals und der gesetzlichen Reserven der Gesellschaft nicht mehr durch die Nettoaktiven gedeckt ist;	(10)	to propose reorganization measures to the General Meeting of Shareholders if half the share capital and the legal reserves are no longer covered by the Company’s net assets;

(11)	die Benachrichtigung des Richters im Falle der Überschuldung der Gesellschaft; und	(11)	to notify the judge in the case of over-indebtedness of the Company; and

(12)	die Genehmigung von Vereinbarungen betreffend Fusionen, Spaltungen, Umwandlungen oder Vermögensübertragungen, bei welchen die Gesellschaft Partei ist, soweit gemäss Schweizerischem Fusionsgesetz erforderlich.	(12)	to approve any agreements to which the Company is a party relating to mergers, demergers, transformations and/or transfer of assets, to the extent required pursuant to the Swiss Merger Act.

Artikel 24 Geschäftsjahr und Buchhaltung		Article 24 Fiscal Year and Accounts

(1)	Der Verwaltungsrat bestimmt das Geschäftsjahr.	(1)	The Board of Directors determines the fiscal year.

(2)	Die Gesellschaft stellt sicher, dass die Bücher entsprechend dem geltenden Recht geführt und aufbewahrt werden. Die Bücher werden am Sitz der Gesellschaft oder an einem anderen Ort oder anderen Orten geführt und aufbewahrt, die der Verwaltungsrat für geeignet erachtet, und können jederzeit von den Verwaltungsratsmitgliedern eingesehen werden.	(2)	The Company will ensure that proper records of accounts are kept in accordance with applicable law. The records of account shall be kept at the registered office of the Company or at such other place or places as the Board of Directors thinks fit, and shall at all times be open to inspection by the members of the Board of Directors.

(3)	Kein Aktionär (der nicht zugleich Geschäftsleitungsmitglied der Gesellschaft ist) hat das Recht, Buchhaltungsunterlagen oder Bücher oder Dokumente der Gesellschaft einzusehen, es sei denn, das Gesetz verleihe ihm dieses Recht oder der Verwaltungsrat bewillige die Einsichtnahme. Eine Kopie des Jahresberichts (inklusive Jahresrechnung), welcher der Generalversammlung der Gesellschaft vorgelegt wird, inklusive Revisionsbericht, wird auf Verlangen jedem Aktionär zugeschickt.	(3)	No shareholder (other than an officer of the Company) shall have any right to inspect any accounting record or book or document of the Company except as conferred by law or authorized by the Board of Directors. A copy of the annual report (including financial statements) which is to be approved at the annual General Meeting of Shareholders, together with the auditor’s report, shall upon request be sent to each shareholder.

Artikel 25 Amtsdauer, Befugnisse und Rechte		Article 25 Term, Powers and Duties

(1)	Die Revisionsstelle wird von der Generalversammlung gewählt. Rechte und Pflichten der Revisionsstelle bestimmen sich nach den gesetzlichen Vorschriften.	(1)	The Auditor shall be elected by the General Meeting of Shareholders and shall have the powers and duties vested in them by law.

(2)	Die Generalversammlung kann eine Spezialrevisionsstelle ernennen, welche die vom Gesetz bei Kapitalerhöhungen und Kapitalherabsetzungen verlangten Prüfungsbestätigungen abgibt.	(2)	The General Meeting may appoint a special auditing firm entrusted with the examinations required by applicable law in connection with share capital increases or share capital reductions.

(3)	Die Amtsdauer der Revisionsstelle und (falls eingesetzt) der Spezialrevisionsstelle beträgt ein Jahr. Die Amtsdauer beginnt mit dem Tag der Wahl und endet mit der ersten darauf folgenden ordentlichen Generalversammlung.	(3)

The term of office of the Auditor and (if appointed) the special auditor shall be one year. The term of office shall commence on the day of election, and shall terminate on the first annual ordinary General Meeting of Shareholders following their election.

Artikel 26 Auflösung und Liquidation		Article 26 Dissolution and Liquidation

(1)	Die Generalversammlung kann jederzeit in Übereinstimmung mit den gesetzlichen und statutarischen Bestimmungen die Auflösung und die Liquidation der Gesellschaft beschliessen.	(1)	The General Meeting may at any time resolve the dissolution and liquidation of the Company in accordance with the provisions of the law and of the Articles of Association.

(2)	Die Liquidation wird durch den Verwaltungsrat besorgt, sofern sie nicht durch die Generalversammlung einer anderen Person übertragen wird.	(2)	The liquidation shall be carried out by the Board of Directors to the extent that the General Meeting has not entrusted the same to other persons.

(3)	Die Liquidation ist gemäss Art. 742 ff. OR durchzuführen. Dabei können die Liquidatoren über das Vermögen der Gesellschaft (einschliesslich Immobilien) durch privaten Rechtsakt verfügen.	(3)	The liquidation of the Company shall take place in accordance with art. 742 et seq. of the Swiss Code of Obligations. The liquidators are authorized to dispose of the assets (including real estate) by way of private contract.

(4)	Das Vermögen der aufgelösten Gesellschaft wird nach Tilgung ihrer Schulden unter den Aktionären nach Massgabe der einbezahlten Beträge verteilt.	(4) After all debts have been satisfied, the net proceeds shall be distributed among the shareholders in proportion to the amounts paid-in.

Artikel 27 Mitteilungen und Bekanntmachungen		Article 27 Communications and Announcements

(1)	Das “Schweizerische Handelsamtsblatt” ist das offizielle Publikationsorgan der Gesellschaft.	(1) The official means of publication of the Company shall be the “Schweizerisches Handelsamtsblatt”.

(2)	Einladungen der Aktionäre sowie andere Bekanntmachungen der Gesellschaft erfolgen durch Publikation im “Schweizerischen Handelsamtsblatt”.	(2) Shareholder invitations and communications of the Company shall be published in the “Schweizerisches Handelsamtsblatt”.

Artikel 28 Sprache der Statuten		Article 28 Language of the Articles of Association

Im Falle eines Widerspruchs zwischen der deutschen und jeder anderen Fassung dieser Statuten ist die deutsche Fassung massgeblich.		In the event of any deviations between the German version of these Articles of Association and any version in any other language, the German authentic text prevails.

Artikel 29 Zusätzlich definierte Begriffe		Article 29 Additional Defined Terms

(1)	“wirtschaftlich berechtigt sein” oder “wirtschaftlich berechtigt” bedeutet, mit Bezug auf Aktien oder andere Wertpapiere der Gesellschaft und mit Bezug auf jede Person, Aktien oder andere Wertpapiere der Gesellschaft, an welchen diese Person direkt oder indirekt der wirtschaftlich Berechtigte ist.	(1)

“Beneficially Own” or “Beneficially Owned”, with respect to shares or other securities of the Company and any person, shall mean shares or other securities of the Company of which such person is, directly or indirectly, the Beneficial Owner.

(2)	“wirtschaftlich Berechtigter” bedeutet mit Bezug auf Aktien oder andere Wertpapiere der Gesellschaft eine Person, welche an solchen Aktien oder anderen Wertpapieren der Gesellschaft im Sinne von Absatz 13(d) Exchange Act und den entsprechenden Bestimmungen und Reglementen wirtschaftlich berechtigt ist (einschliesslich, um Zweifel auszuschliessen, Aktien oder andere Wertpapiere, welche eine solche Person im direkten Eigentum hält), wobei (a) die Feststellung, ob eine Person wirtschaftlich Berechtigter einer Aktie oder eines anderen Wertpapiers gemäss Rule 13d-3(d)(1) des Exchange Act ist, unbesehen davon gemacht werden soll, ob eine solche Person das Recht hat, die wirtschaftliche Berechtigung an einer solchen Aktie oder einem solchen Wertpapier innerhalb von sechzig Tagen zu erwerben, (b) eine Person als wirtschaftlich Berechtigter von Aktien oder anderen Wertpapieren gilt, die Gegenstand eines	(2)

“Beneficial Owner”, with respect to shares or other securities of the Company, shall mean such person which “beneficially owns” such shares or other securities, within the meaning of Section 13(d) of the Exchange Act and the rules and regulations thereunder (including for the avoidance of doubt any shares or other securities that such person directly owns), provided that (a) the determination as to whether a person has Beneficial Ownership of a share or other security pursuant to Rule 13d-3(d)(1) under the Exchange Act shall be made without regard to whether or not such person has the right to acquire beneficial ownership of such share or other security within sixty days, (b) a person shall be deemed to be the Beneficial Owner of shares or other securities which are the subject of, or the reference securities for, or that underlie, any derivative security (as defined under Rule 16a-1 under the Exchange Act) held by such person that increase in derivativen Instruments sind (wie unter Rule 16a-1 des Exchange Act definiert), einem solchen als Referenzpapier dienen oder unterliegen, welches von einer solchen Person gehalten wird und dessen Wert zusammen mit dem Wert der zugrunde liegenden Aktie oder anderen Wertpapieren steigt, einschliesslich einer long-convertible-security, einer long-call-option und einer short-put-option Position, und die entsprechenden zugrunde liegenden Aktien oder anderen Wertpapiere als im Eigentum dieser Person stehend gelten und zwar in jedem Falle unbesehen davon, ob (i) solche derivativen Instrumente Stimmrechte an solchen Aktien oder Wertpapieren vermitteln, (ii) solche derivativen Instrumente durch die Lieferung solcher Aktien oder anderer Wertpapiere abgewickelt werden müssen oder können oder (iii) Hedging-Transaktionen die wirtschaftlichen Auswirkungen solcher derivativen Instrumente absichern, (c) eine Person als wirtschaftlich Berechtigter von Aktien oder anderen Wertpapieren gilt, bezüglich derer eine solche Person über eine Vollmacht oder ein anderes vertragliches Stimmrecht verfügt (einschliesslich bedingter Rechte), es sei denn, ein solches Stimmrecht bestehe ausschliesslich aufgrund einer widerruflichen Vollmacht oder einer Zustimmungserklärung, die eine solche Person im Rahmen einer öffentlichen Einholung von Vollmachten oder Zustimmungserklärungen erhalten hat, die generell allen Inhabern von Aktien oder anderen Wertpapieren gemäss den anwendbaren Bestimmungen und Reglementen unter dem Exchange Act unterbreitet wurden, und (d) der Verwaltungsrat oder ein vom Verwaltungsrat bezeichneter Ausschuss weitere Details bezüglich der Feststellung der wirtschaftlichen Berechtigung in separaten Reglementen festlegen kann.

Falls zwei oder mehrere Personen vereinbaren, zum Zweckes des Erwerbs, Haltens, Abstimmens oder Veräusserns von Aktien oder anderen Wertpapieren der Gesellschaft zusammenzuwirken, wird die so gebildete Gruppe als eine Person angesehen, welche die wirtschaftlich Berechtigte aller durch die Gruppe gehaltener Aktien oder anderen Wertpapiere im Gesamten ist (wobei der Verwaltungsrat oder ein vom Verwaltungsrat bezeichneter Ausschuss weitere Details in separaten Reglementen festlegen kann).

value as the value of the underlying share or other security increases, including a long convertible security, a long call option and a short put option position and such underlying shares or other securities shall be deemed to be owned, in each case, regardless of whether (i) such derivative security conveys any voting rights in such shares or other securities, (ii) such derivative security is required to be, or is capable of being, settled through delivery of such shares or other securities or (iii) transactions hedge the economic effect of such derivative security, (c) a person shall be deemed to have beneficial ownership over shares or other securities for which such person holds a proxy or other contractual voting power (including contingent rights) unless such voting power arises solely from a revocable proxy or consent given to such person in response to a public proxy or consent solicitation made generally to all holders of such shares or other securities pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act and (d) the Board of Directors or a Committee designated by the Board of Directors may set out further details regarding the determination of Beneficial Ownership in separate regulations.

When two or more persons agree to act together for the purpose of acquiring, holding, voting or disposing of shares or other securities of the Company, the group formed thereby shall be considered to be one person that beneficially owns all shares or other securities owned by the group in the aggregate (as may be further set out by the Board of Directors or a Committee designated by the Board of Directors in separate regulations).

(3)	“Broker Non-Vote” bedeutet in Bezug auf einen bestimmten Beschluss oder eine bestimmte Wahl eine Aktie, die an der entsprechenden Generalversammlung der Aktionäre durch einen Broker, eine Bank oder einen anderen Nominee vertreten wird und für Zwecke der Feststellung des Präsenzquorums an einer solchen Versammlung als anwesend gilt, jedoch, soweit der Gesellschaft bekannt, im Rahmen eines solchen Beschlusses oder einer solchen Wahl aufgrund des anwendbaren Rechts nicht stimmberechtigt ist, weil ein	(3)	“Broker Non-Vote” means, with respect to a particular resolution or election, a share represented at the applicable General Meeting of Shareholders by a broker, bank or other Nominee and present for purposes of establishing a quorum at such meeting, but, to the extent known by the Company, not eligible as a matter of applicable law to be voted on such resolution or election because such broker, bank or other Nominee has not received voting instructions from the Beneficial Owner of the shares or other securities and does not have the solcher Broker, eine solche Bank oder ein solcher anderer Nominee vom wirtschaftlich Berechtigten keine Weisung zur Stimmabgabe der Aktien oder anderer Wertpapiere erhalten hat und gemäss dem anwendbaren Recht nicht befugt ist, das Stimmrecht der Aktien oder anderer Wertpapiere in Bezug auf einen solchen bestimmten Beschluss oder eine solche bestimmte Wahl nach seinem Ermessen auszuüben.

			discretion as a matter of applicable law to direct the voting of the shares or other securities with respect to such particular resolution or election.

(4)	“Clearing Nominee” bedeutet Nominees einer Clearing Organisation für die Aktien oder anderen Wertpapiere der Gesellschaft (wie z.B. Cede & Co., dem Nominee der Depository Trust Company, einer Clearing- und Verwahrungsstelle in den Vereinigten Staaten von Amerika), und die Depository Trust Company.	(4)	“Clearing Nominee” means Nominees of clearing organizations for the shares or other securities of the Company (such as Cede & Co., the Nominee of the Depository Trust Company, a United States securities depositary and clearing agency and the Depository Trust Company).

(5)	“Exchange Act” bedeutet “Securities Exchange Act” von 1934, inklusive sämtlicher Änderungen.	(5)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(6)	“Nominee” bedeutet eine Person, welche die Aktien oder anderen Wertpapiere im eigenen Namen direkt oder indirekt für den wirtschaftlich Berechtigen hält.	(6)	“Nominee” means a person holding shares or other securities in its own name directly or indirectly on behalf of the beneficial owner.

(7)	“Teilnehmer” bedeutet jeder Teilnehmer einer Clearing-Organisation, für welche ein Clearing Nominee handelt.	(7)	“Participant” means any participant of a clearing organization for which a Clearing Nominee is acting.

(8)

“Person” bedeutet jede natürliche Person, Personengesellschaft, Kapitalgesellschaft, Verein, Trust, Nachlass, Gesellschaft (inklusive eine GmbH) oder jede andere Einheit oder Organisation, inklusive einer Regierung, einer politisch untergeordneten Regierungsstelle, und einer Behördenagentur oder -stelle, wobei für die Bestimmung der wirtschaftlichen Berechtigung und der Stimmrechte als eine Person gilt, wer kapitalmässig, stimmenmässig, durch gemeinsame Leitung oder auf andere Weise verbunden ist oder wer sich für den Erwerb von Aktien zusammenschliesst und wer ein gemeinsames Verständnis erzielt oder ein gemeinschaftliches Unternehmen formiert oder sonstwie gemeinsam handelt, um die Bestimmungen hinsichtlich der Eintragungs- und Stimmrechtsbeschränkung zu umgehen.

		(8)	“person” means any individual, general or limited partnership, corporation, association, trust, estate, company (including a limited liability company) or any other entity or organization including a government, a political subdivision or agency or instrumentality thereof, provided that for purposes of determining beneficial ownership and voting rights, those associated through capital, voting power, joint management or in any other way, or joining for the acquisition of shares, as well as all persons achieving an understanding or forming a syndicate or otherwise acting in concert to circumvent the regulations concerning the limitation on registration or voting, shall be regarded as one person.

(9)	“SEC” bedeutet United States Securities and Exchange Commission oder jeder ihrer Rechtsnachfolger.	(9)	“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

Basel, 14. September 2012	Basel, September 14th, 2012